                       ASSET PURCHASE AND SALE AGREEMENT

                                    BETWEEN

                      E. I. DU PONT DE NEMOURS AND COMPANY

                                      AND

                          DADE CHEMISTRY SYSTEMS INC.


                          FOR THE DIAGNOSTICS BUSINESS



                               DECEMBER 11, 1995

                            AS AMENDED AND RESTATED

                                 ON MAY 7, 1996

                               TABLE OF CONTENTS
                               -----------------
                       ASSET PURCHASE AND SALE AGREEMENT
                       ---------------------------------
                             DIAGNOSTICS BUSINESS
                             --------------------

Articles                                                                  Page
- --------                                                                  ----

  1.  DEFINITIONS...................................................
  2.  BUSINESS ASSETS...............................................
  3.  INTELLECTUAL PROPERTY.........................................
  4.  EXCLUDED ASSETS...............................................
  5.  PURCHASE PRICE AND MISCELLANEOUS EXPENSES.....................
  6.  SELLER'S WARRANTIES...........................................
  7.  BUYER'S WARRANTIES............................................
  8.  BUYER'S INDEMNITY.............................................
  9.  SELLER'S INDEMNITY............................................
 10.  INTERIM PERIOD................................................
 11.  EMPLOYEE BENEFIT MATTERS......................................
 12.  GOVERNMENTAL CONSENTS.........................................
 13.  CLOSING.......................................................
 14.  POST CLOSING..................................................
 15.  BULK SALES ACT................................................
 16.  RIGHT OF TERMINATION; DISPUTE SETTLEMENT......................
 17.  SURVIVAL, REMEDIES AND PROCEDURE FOR
        INDEMNIFICATION.............................................
 18.  MISCELLANEOUS.................................................

Exhibits:

     Exhibit I      - Intellectual Property Rights Agreement
     Exhibit II     - Undertaking of Assumption
     Exhibit III    - Transitional Services Agreement
     Exhibit IV     - Bill of Sale

Articles                                                                  Page
- --------                                                                  ----

Schedules:

     Schedule 1.52            Sales Offices
     Schedule 1.53            Seller's Business Affiliates
     Schedule 2.01(a)         Land
     Schedule 2.01(b)         Leased Premises
     Schedule 2.04            Permits
     Schedule 2.05            Contracts
     Schedule 2.08(a)         Exclusive Computer Software
                              Assets
     Schedule 2.08(b)         Non-exclusive Computer
                              Software Assets
     Schedule 5.02            Known Environmental Matters
     Schedule 5.03(b)         Inventory Valuation
                               Procedure
     Schedule 5.03(c)         Receivables Valuation Procedure
     Schedule 5.05            Allocation
     Schedule 6.14            Data and Information Communications
     Schedule 11.10(a)(1)     Relocation Supplemental Living
                              Allowance
     Schedule 11.10(a)(2)     Relocation Policy
     Schedule 11.10(b)        Housing Purchase Assistance Loans
                              of Transferred Employees
     Schedule 13.02(d)        Additional Agreements Required by
                              Seller
     Schedule 13.03(d)        Additional Agreements Required by
                              Buyer

Disclosure Schedules:

     Disclosure Schedule 6.04       Unusual Activity
     Disclosure Schedule 6.05       Litigations and Investigations
     Disclosure Schedule 6.06       Environmental Claims, Suits
                                         and Proceedings
     Disclosure Schedule 6.10       Exceptions to Intellectual
                                    Property Rights

                       ASSET PURCHASE AND SALE AGREEMENT
                       ---------------------------------

                             DIAGNOSTICS BUSINESS
                             --------------------

          THIS AGREEMENT, entered into as of December 11, 1995, as amended by Amendment No. 1 dated as of May 3, 1996 and as amended and restated as of May 7, 1996 (and effective as of April 30, 1996), by and between E. I. DU PONT DE NEMOURS AND COMPANY, a Delaware corporation, with its principal place of business at 1007 Market Street, Wilmington, Delaware 19898 ("Seller"), and DADE CHEMISTRY SYSTEMS INC., a Delaware corporation, with its principal place of business at 1717 Deerfield Road, Deerfield, Illinois 60015, ("Buyer").

                           W I T N E S S E T H, That:
                           - - - - - - - - - -

          WHEREAS, Seller and Seller's Business Affiliates own and operate a business for researching, developing, commercially manufacturing, selling and servicing In-Vitro Diagnostics clinical analyzers and associated reagents and consumables; and

          WHEREAS, Buyer desires to purchase certain assets, and acquire certain rights of Seller relating to the Business and assume the Assumed Liabilities, and Seller desires to sell such assets, and transfer such rights and the Assumed Liabilities;

          NOW, THEREFORE, subject to the terms, conditions, covenants and provisions of this Agreement and in reliance on the warranties contained in this Agreement, Seller and Buyer mutually covenant and agree as follows:

                                   ARTICLE 1

                                  DEFINITIONS
                                  -----------

     As used in this Agreement, the following terms have the following meanings:

     1.01 "ABO" has the meaning ascribed in Section 11.06(b) of this Agreement.

     1.02 "Acquisition Documents" has the meaning ascribed in Section 13.02(c)(ii) of this Agreement.

     1.03 "Additional Agreements" are those agreements listed on Schedule 13.02(d) and Schedule 13.03(d).

     1.04 "Affiliate" means with respect to a specified entity, an entity that directly, or indirectly through one or more intermediaries, Controls, or is Controlled by, or is under common Control with the entity specified; provided,
                                                                     --------
that, without limiting the generality of the foregoing, the term "Affiliate" shall not include (a) any entity in which a Party has a fifty percent or less ownership interest or (b) DCV, Inc. or entities Controlled by DCV, Inc.

     1.05 "Agreement" means this Asset Purchase and Sale Agreement together with all its Schedules and Exhibits.

     1.06 "Assumed Liabilities" has the meaning ascribed in Section 5.01 of this Agreement.

     1.07 "Buildings" has the meaning ascribed in Section 2.01(a) of this Agreement.

     1.08 "Business" means Seller's research, development, commercial manufacture, sale and service of In-Vitro Diagnostics analyzers, reagents and related consumables.

     1.09 "Business Assets" has the meaning ascribed in Article 2 of this Agreement.

     1.10 "Business Field" means the worldwide research, development, commercial manufacture, sale and service of In-Vitro Diagnostics analyzers, reagents and related consumables.

     1.11 "Business Records" has the meaning ascribed in Section 2.06 of this Agreement.

     1.12 "Buyer's Pension Plan" has the meaning ascribed in Section 11.06 of this Agreement.

     1.13 "Buyer's Savings Plan" has the meaning ascribed in Section 11.08 of this Agreement.

     1.14 "Closing" has the meaning ascribed in Section 13.01 of this Agreement.

     1.15 "Closing Date" means the date on which Closing occurs.

     1.16 "Code" means the Internal Revenue Code of 1986, as amended, and corresponding provisions of any subsequent federal revenue act.

     1.17 "Computer Software Assets" has the meaning ascribed in Section 2.08 of this Agreement.

     1.18 "Contracts" has the meaning ascribed in Section 2.05 of this Agreement.

     1.19 "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and operating policies of the entity in respect of which the determination is being made, through the ownership of voting securities, contract, voting trust or otherwise.

     1.20 "Copyrights" means copyrights, whether or not registered, and registrations and applications for registration thereof, and all rights therein provided by law, multinational treaties or conventions.

     1.21 "DuPont-Merck JV" means the DuPont Merck Pharmaceutical Company and its affiliate, DuPont Merck Pharma.

     1.22 "Effective Date" means the effective date of this Agreement and is December 11, 1995.

     1.23 "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     1.24 "Excluded Assets" has the meaning ascribed in Article 4 of this Agreement.

     1.25 "Excluded Liabilities" has the meaning ascribed in Section 5.02 of this Agreement.

     1.26 "Foreign Purchase Agreements" means the separate purchase and sale agreements entered into by Buyer's Affiliates and Seller's Business Affiliates which govern the transfer of the Global Business (other than the Business).

     1.27 "Foreign Transferred Employees" means all individuals who, immediately prior the Closing Date, are employees of Seller or Seller's Business Affiliates assigned to the Global Business outside of the United States and who accept the offer of employment (without any rejection thereof as permitted under law) made by Buyer or any of Buyer's Affiliates or, in case local law provides for a transfer of employment, whose employment is so transferred to Buyer or any of Buyer's Affiliates.

     1.28 "Global Business" means the worldwide research, development, commercial manufacture, sale and service by Seller and Seller's Business Affiliates of In-Vitro Diagnostic analyzers, reagents and related consumables.

     1.29 "Global Business Assets" means the Business Assets and the assets to be granted, sold, conveyed, assigned, transferred and delivered by Seller's Business Affiliates to Buyer's Affiliates pursuant to the Foreign Purchase Agreements.

     1.30 "Government Antitrust Authority" has the meaning ascribed in Section
12.03 of this Agreement.

     1.31 "HSR Act" means the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended.

     1.32 "Indemnifier's Basket" has the meaning ascribed in Section 17.03 of this Agreement.

     1.33 "Intellectual Property" means Patents, Trademarks, Copyrights and Technical Information as those terms are defined in this Agreement.

     1.34 "Intellectual Property Rights" has the meaning ascribed in Section
2.09 of this Agreement.

     1.35 "Intellectual Property Rights Agreement" means that agreement attached to this Agreement as Exhibit I.

     1.36 "Inventory" has the meaning ascribed in Section 2.07 of this Agreement.

     1.37 "In-Vitro Diagnostics" means the chemical and biological testing of human and animal body fluids, cells, and tissue samples for use in the healthcare of individual patients.

     1.38 "Land" has the meaning ascribed in Section 2.01(a) of this Agreement.

     1.39 "Leased Premises" has the meaning ascribed in Section 2.01(b) of this Agreement.

     1.40 "License Agreements" means those license agreements set forth on Schedules 3.02 and 3.04 of the Intellectual Property Rights Agreement.

     1.41 "Losses" has the meaning ascribed in Section 17.03 of this Agreement.

     1.42 "Machinery and Equipment" has the meaning ascribed in Section 2.02 of this Agreement.

     1.43 "Material" means having an actual or potential economic impact on the Global Business of at least $500,000.

     1.44 "Miscellaneous Assets" has the meaning ascribed in Section 2.10 of this Agreement.

     1.45 "Office Equipment" has the meaning ascribed in Section 2.03 of this Agreement.

     1.46 "Party" means either Buyer or Seller.

     1.47 "Parties" means both Buyer and Seller.

     1.48 "Patents" means all national (including, but not limited to, the United States) and multinational statutory invention registrations, patents, patent registrations and patent applications (including, but not limited to, all reissues, divisions, continuations, continuations-in-part, extensions and reexaminations) and all rights therein provided by law, multinational treaties or conventions.

     1.49 "PBO" has the meaning ascribed in Section 11.06(a) of this Agreement.

     1.50 "Permits" has the meaning ascribed in Section 2.04 of this Agreement.

     1.51 "Plants" has the meaning ascribed in Section 2.01(a) of this Agreement.

     1.52 "Purchase Price" has the meaning ascribed in Section 5.03 of this Agreement.

     1.53 "Receivables" means the trade accounts receivable arising from the sale of products or the provision of services by the Business to its customers.

     1.54 "Sales Offices" means the sales offices owned or leased by Seller at the locations set forth on Schedule 1.54.

     1.55 "Seller's Business Affiliates" means those Affiliates of Seller listed on Schedule 1.55.

     1.56 "Seller's Other Medical Products Businesses" means the three other businesses which together with the Global Business comprised a strategic business unit ("SBU") operated by Seller and Seller's Affiliates as the Medical Products SBU, said three other businesses being (a) the Centrifuge business, (b) the Diagnostic Imaging business, (c) the New England Nuclear business.

     1.57 "Seller's Pension Plan" has the meaning ascribed in Section 11.06 of this Agreement.

     1.58 "Seller's Savings Plan" has the meaning ascribed in Section 11.07 of this Agreement.

     1.59 "Tangible Property" has the meaning ascribed in Section 6.08 of this Agreement.

     1.60 "Technical Information" includes (a) inventions, whether or not patentable, whether or not reduced to practice, and not yet made the subject of a pending patent application or applications, (b) ideas and conceptions of potentially patentable subject matter, including without limitation, any patent disclosures, whether or not reduced to practice and not yet made the subject of a patent application, (c) trade secrets and confidential, technical information (including ideas, formulas, compositions, inventions, and conceptions of inventions whether patentable or unpatentable and whether or not reduced to practice), (d) technology (including without limitation know-how and show-how), manufacturing and production processes and techniques, service and repair manuals, research and development information, drawings, specifications, designs, plans, proposals, technical data and copyrightable works, whether secret or confidential or not, and (e) all rights to obtain and rights to apply for Patents, and to register Trademarks and Copyrights.

     1.61 "Trademarks" means trademarks, service marks, trade dress, logos and trade names, including without limitation all of the good will associated therewith, whether or not registered, including without limitation all common law rights, and registrations and applications for registration thereof, including but not limited to all marks registered in the United States Patent and Trademark Office, the Trademark Offices of the States and Territories of the United States of America, and the trademark offices of other nations throughout the world, and all rights therein provided by multinational treaties or conventions.

     1.62 "Transferred Employee(s)" has the meaning ascribed in Section 11.01.

     1.63 "Transitional Services Agreement" means an agreement substantially in the form of Exhibit III attached to this Agreement.

     1.64 "Undertaking of Assumption" means that agreement attached as Exhibit II to this Agreement.

     1.65 "1996 Vacation Liability" has the meaning ascribed in Section 11.11 of this Agreement.

     1.66 All dollar amounts set forth herein are expressed in United States currency.

                                   ARTICLE 2

                                BUSINESS ASSETS
                                ---------------

     Seller agrees to grant, sell, convey, assign, transfer and deliver unto Buyer, and Buyer agrees to purchase, accept and take delivery of the following assets of Seller, including any such assets to which title is held by Seller but the physical location of such assets is outside of the United States of America (hereinafter collectively referred to as the "Business Assets") as of April 30, 1996 (as well as any Business Assets acquired between April 30, 1996 and the Closing Date):

     2.01 Real Property:
          -------------

          (a) Those parcels of land described in Schedule 2.01(a), together with all the rights, interests and appurtenances therein or thereto (the "Land"), and the buildings, structures, installations, fixtures and all other improvements thereon (the "Buildings"). Land and Buildings are herein referred to as "Plants". Seller either has furnished or will furnish Buyer within 15 days of the Effective Date of this Agreement with a legal description of the Land, which reflects the boundaries of the Land and the easements and agreements of record relating thereto; and

          (b) The leasehold interest and leasehold improvements created by the lease of real property in the locations described in Schedule 2.01(b) (the "Leased Premises"), other than the leasehold interest and leasehold improvements located at the premises listed at items 4 and 5 on Schedule 2.01(b), which will be retained by Seller.

     2.02 Machinery and Equipment:  The (a) machinery and equipment, including
          -----------------------
laboratory equipment, and other manufacturing and research items located, as of the Closing Date, at the Plants, the Leased Premises and the Sales Offices and used in the conduct of the Business (the "Machinery and Equipment"); provided,
                                                                     --------
that Machinery and Equipment leased by Seller shall be included in the Business Assets only if the lease agreement relating thereto constitutes a Contract and
(b) finished product constituting machinery and equipment in the possession of sales or service personnel for demonstration purposes or at customer locations to which Seller has retained title as of the Closing Date.

     2.03 Office Equipment:  The office equipment, furniture, files, cabinets,
          ----------------
computer hardware (including software loaded on
such hardware other than software listed in Schedule 2.08 or for which the owner's consent to transfer is needed and not obtained) and related tangible personal property situated, as of the Closing Date, at the Plants' and the Leased Premises' administrative office locations and the Sales Offices (the "Office Equipment"); provided, that Office Equipment leased by Seller shall be
                     --------
included in the Business Assets, only if the lease agreement relating thereto constitutes a Contract.

     2.04 Permits:  To the extent transferable or assignable to Buyer, all
          -------
rights in and to all permits, licenses, authorizations, and approvals listed in
Schedule 2.04, and specific to and used exclusively in the Business which are required by any governmental entity in order for Seller to conduct the Business as presently conducted (as distinct from general corporate and other similar authorizations not specific to the Business, such as qualifications to transact business) (the "Permits").

     2.05 Contracts:  All sales orders and contracts, purchase orders and
          ---------
contracts, distribution agreements, service agreements, development agreements, consulting agreements, leases (including operating equipment leases and automobile leases) and other contracts or agreements which relate exclusively to the Business (other than those relating to Intellectual Property Rights), including those described in Schedule 2.05, to the extent they shall not have been terminated on or before the Closing Date (the "Contracts"). As set forth in Section 6.09 below, it shall be Buyer's responsibility to obtain any necessary consents to the assignment of the Contracts. For purposes of this Agreement, Receivables shall not constitute Contracts.

     2.06 Business Records:  All business records, confidential (subject to
          ----------------
third party confidentiality restrictions or legally required consents) and otherwise, including laboratory notebooks, all prosecution files relating to the owned Intellectual Property Rights to be assigned to Buyer pursuant to the Intellectual Property Rights Agreement, market information, sales aids, customer and supplier lists, written medical records and medical surveillance samples,
(a) located, as of the Closing Date, at the Plants, the Leased Premises and the Sales Offices, and (b) which relate exclusively to the Business or to Transferred Employees (the "Business Records").

     2.07 Inventory:  The inventories of raw materials, stores, tools, work in
          ---------
process, finished goods, spare parts, service parts, supplies and packaging materials held for use or generated by the Business which are located at the Plants, the Leased Premises, the Sales Offices, field warehouses and in the trunks of service vehicles, which are to be purchased by Buyer pursuant to the provisions of Section 5.03(b) and Schedule 5.03(b) (the "Inventory").

     2.08 Computer Software Assets:
          ------------------------

          (a) All computer software, data rights, documentation and associated license, escrow, support and maintenance agreements, used exclusively in the conduct of the Business and further described in Schedule 2.08(a) to the extent they are transferable by Seller without the consent of any other party or for which consent has been obtained; provided, however, that for any such software which
                           --------
is not so transferable by Seller, Seller shall arrange for Buyer to obtain the right to use that software, and Buyer shall reasonably assist Seller's efforts and Buyer and Seller shall be responsible, in accordance with Section 5.09(f), for any fees or royalty payments required to obtain such right (the assets described in this paragraph (a) together with the licenses and sublicenses described in paragraph (b) of this Section, hereinafter collectively referred to as the "Computer Software Assets").

          (b) To the extent Seller has the right to grant such license or sublicense without the consent of another party, a non-exclusive license or sublicense to the computer software listed in Schedule 2.08(b) which computer software is not exclusive to the Business but used by the Business and one or more other businesses of Seller; provided, however, that for any software listed
                                 --------
in Schedule 2.08(b) to which Seller may not grant a license or sublicense without third party consent, Seller shall arrange for Buyer to obtain the right to use that software, and Buyer shall reasonably assist Seller's efforts and Buyer and Seller shall be responsible, in accordance with Section 5.09(f), for any fees or royalty payments required to obtain such right.

     2.09 Intellectual Property Rights:  The rights, delineated in Article 3, to
          ----------------------------
the Intellectual Property used by Seller in the conduct of the Business ("Intellectual Property Rights").

     2.10 Miscellaneous Assets:  The Receivables, promissory notes described
          --------------------
in Section 11.10(b) and prepaid expenses, including prepaid royalties and prepaid tax assessments, associated with the Business ("Miscellaneous Assets").

     2.11 Other Assets:  All other assets significant to or necessary for the
          ------------
Business that are used exclusively in the Business.

     2.12 Water Rights:  Without limitation upon Section 5.02(l) hereof, such
          ------------
non-exclusive water rights as Seller has a right to convey as are necessary to enable Buyer to operate the Business through the continued production in perpetuity of subsurface waters currently produced and provided through Glasgow facility Well #4, as well as equivalent rights to other subsurface water underlying the Land, along with such easements or access or other rights which Seller has a right to convey which are necessary to secure and exercise such water rights.

                                   ARTICLE 3

                             INTELLECTUAL PROPERTY
                             ---------------------

     Intellectual Property Rights: Under the terms and conditions of the Intellectual Property Rights Agreement (Exhibit I), Seller shall grant to Buyer and Buyer shall grant to Seller on the Closing Date certain rights that are more particularly defined in such Intellectual Property Rights Agreement.

                                   ARTICLE 4

                                EXCLUDED ASSETS
                                ---------------

     Notwithstanding anything, express or implied, to the contrary contained in this Agreement, the following assets of Seller and Seller's Affiliates as of April 30, 1996 are excluded from the purchase and sale described by this Agreement and shall not constitute a portion of the Business Assets (the "Excluded Assets"):

     4.01 Promissory Notes:  All promissory notes, other than associated with
          ----------------
trade account Receivables or housing assistance purchase loans described in
Section 11.10(b).

     4.02 Cash and Investments:  All cash on hand or in banks, including cash
          --------------------
equivalents and investments.

     4.03 Prepaid Taxes, Expenses and Advances:  All prepaid taxes, expense and
          ------------------------------------
advances, as prorated to Seller in accordance with Article 5.

     4.04 Tax Withholdings:  All taxes withheld by Seller from its employees'
          ----------------
salaries and wages, and other taxes of Seller incurred by it as an employer or as a vendor, which Seller is obligated to pay, and rights to claims for refunds of taxes.

     4.05 Seller's Name and Trademark:  Except as expressly set forth in Section
          ---------------------------
14.09, all rights in the trade name "DuPont" and in the DuPont oval trademark, or any other trademark or trade name of Seller not listed in Schedule 3.01 of the Intellectual Property Rights Agreement.

     4.06 Insurance Policies:  All insurance policies.
          ------------------

     4.07 Off-Site Records:  All off-site records relating to the
          ----------------

Business Assets (but not relating exclusively to the Business Assets); provided
                                                                       --------
that Buyer shall be entitled to copies of all such records which may be reasonably requested by Buyer (such copies to be made at reasonable times and at Buyer's expense).

     4.08 Corporate Computer Assets:  All corporate computer systems and
          -------------------------
licenses including, but not limited to, Seller's electronic and voice mail systems, freight related systems and order entry system which are not provided for in Section 2.03 or listed in Schedules 2.08(a) and (b).

     4.09 Causes of Action:  All causes of action or claims of Seller against
          ----------------
third parties (other than claims or causes of actions based on Intellectual Property Rights), relating to the conduct of the Business by Seller prior to April 30, 1996, whether known or unknown on April 30, 1996.

     4.10 DuPont-Merck JV:  Seller's ownership interest in the DuPont-Merck JV.
          ---------------

     4.11 Other Medical Products Businesses:  All assets and rights of Seller's
          ---------------------------------
Other Medical Products Businesses.

     4.12 Other Assets:  All other assets of Seller and Seller's Affiliates not
          ------------
specifically included in the Business Assets.

                                   ARTICLE 5

                   PURCHASE PRICE AND MISCELLANEOUS EXPENSES
                   -----------------------------------------

     Subject to the terms and conditions of this Agreement, in consideration of the sale, conveyance, assignment, transfer and delivery by Seller of the Business Assets, Buyer and Seller agree as follows:

     5.01      Assumption of Liabilities:  Pursuant to the terms of the
               -------------------------
Undertaking of Assumption, which terms will be identical to Section 5.01, Buyer shall assume and agree to pay, discharge and perform when due all liabilities and obligations (whether known or unknown, fixed or contingent) of Seller, to the extent (but only to the extent) that they arise out of or relate to (i) any warranty claims made after April 30, 1996 for products of the Business sold by Seller on or prior to April 30, 1996 to the extent such claims are covered under Seller's written product warranties in effect at the time such products were sold (copies of which written warranties will be provided to Buyer prior to Closing), (ii) on-going service obligations to be provided after the Closing under service contracts entered into by Seller in the ordinary course of business on or prior to Closing to the extent such contracts constitute a Contract, and (iii) the ownership, use or operation of the Business or the Business Assets after April 30, 1996, except, in the case of this clause (iii), for any liability or obligation related to any employee of the Business which is not for wages, salaries and benefits of the type described in Article 11 ("Assumed Liabilities"). The Assumed Liabilities described in clause (iii) include, but are not limited to:

          (a) All obligations under the Contracts, including, but not limited to, obligations to sell products and equipment, to develop products, on-going warranty obligations under Contracts, and obligations to service equipment purchased or leased from the Business, unless a Contract is terminated by the other party thereto due to an improper assignment by Seller; and

          (b) All obligations under all other contracts, licenses, permits and other agreements (including, without limitation, agreements regarding Computer Software Assets) assigned by Seller to Buyer in accordance with this Agreement.

     5.02 Excluded Liabilities:  Except as specifically provided in Section
          --------------------
5.01, Buyer shall not assume the liabilities and obligations (whether known or unknown, fixed or contingent) of Seller or any of its Affiliates to the extent that they arise out of or relate to the ownership, use or operation of the Business or the Business Assets or events which occurred or failed to occur or facts, events, conditions, or circumstances occurring or in existence on or prior to Closing ("Excluded Liabilities"). The Excluded Liabilities include the following:

          (a) Accounts payable and accrued expenses and liabilities prior to Closing;
          (b)  Debt;

          (c) Wages, salaries, bonuses and other compensation earned on or prior to the Closing Date for which Seller is liable pursuant to Article 11;

          (d) Unused vacation benefits earned on or prior to Closing for which Seller is liable pursuant to Article 11;

          (e) Retirement benefits and post-retirement welfare benefit liabilities for which Seller is liable pursuant to Article 11;

          (f) all other employee benefit liabilities for which Seller is liable pursuant to Article 11;

          (g) Seller's failure to comply with any relevant federal, state or local laws, rules, ordinances or regulations, or failure to obtain any relevant governmental permit, license, consent or other authorization;

          (h) Any breach of contract, tort, product liability, Intellectual Property infringement or misappropriation, employment practice or other claim arising from or with respect to Seller's business operations and asserted by any employee, creditor, customer, distributor, claimant or other party;

          (i) Any suit, action, arbitration, charge, governmental investigation, claim, litigation or proceeding, pending or threatened, affecting any of the Seller's properties or business or the Business Assets;

          (j) Any underpayment or failure to pay any foreign, federal, state or local taxes (including without limitation, income, sales, property, unemployment, franchise or other taxes) and any fines, penalties or costs arising therefrom for tax periods (or portions thereof) ending on or prior to the Closing Date;

          (k) All costs, expenses and liabilities (including severance and other employment costs, expenses and liabilities) arising out of or related to any restructuring activities of the Business, including, without limitation, the shutdown of the Manati, Puerto Rico facility; or

          (l) Liabilities or obligations set forth in Schedule 5.02 (such scheduled items being hereinafter referred to as "Known Environmental Matters") and any other liabilities or obligations arising under Environmental Requirements, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA") and the Solid Waste Disposal Act, as amended ("SWDA").

     5.03 Purchase Price:
          --------------

          (a) The purchase price ("Purchase Price") for the Business Assets, for the covenant not to compete provided in Section 14.07 and for all other rights and obligations contemplated hereunder shall be Four Hundred Sixty-One Million Nine Hundred Seventy-Five Thousand Dollars ($461,975,000), subject to adjustment as set forth in Sections 10.03 and 10.10 and this Section 5.03, and the assumption of the Assumed Liabilities, and shall be payable by Buyer to Seller at the Closing in immediately available funds to an account specified by Seller to Buyer prior to the Closing.

          (b) Seller and Buyer agree that the "Estimated Specified Asset Balance" shall be $73,700,000.

          (c) If the Estimated Specified Asset Balance is:

              (i) less than $73,700,000, the Purchase Price to be paid at Closing shall be decreased by the amount of such deficiency; and

              (ii) greater than $73,700,000, the Purchase Price to be paid at Closing shall be increased by the amount of such excess.

          (d) Within 120 days after the Closing Date, Seller shall prepare (with the assistance of Buyer's employees) and deliver a statement (the "Preliminary Statement"), as of April 30, 1996, setting forth the balance of Inventory, Receivables and other Miscellaneous Assets as of April 30, 1996, which determinations shall be made in a manner consistent with (i) Schedule 5.03(b) in the case of Inventory, (ii) Schedule 5.03(c) in the case of Receivables and
(iii) a schedule of the other Miscellaneous Assets in accordance with generally accepted accounting principles. If Buyer has any objections to the Preliminary Statement, Buyer must deliver to the Seller within 30 days after delivery of the Preliminary Statement a detailed statement describing such objections thereto ("Buyer's Statement"). If a Buyer's Statement is not delivered to Seller within such 30 days, the determination of the asset balances set forth in the Preliminary Statement will be final, binding, and non-appealable by the Parties. The Parties will negotiate in good faith and resolve any such objections, but if they do not reach a final resolution within 30 days after Seller has received the Buyer's Statement, such matter shall be resolved as provided in the next paragraph.

          (e) In the event any objections to the Buyer's Statement are not resolved by Buyer and Seller within the 30 day period following Buyer's delivery of the Buyer's Statement pursuant to Section 5.03(d), such unresolved objections shall be submitted to an internationally recognized independent certified public accountant, selected by the mutual agreement of Seller and

Buyer within 20 days after the end of such 30 day period. If Seller and Buyer are unable to mutually agree upon an internationally recognized certified public accountant within such 20 day period, then Buyer and Seller shall each select an internationally recognized certified public accountant and within five days of their selection those two accountants shall select a third internationally recognized certified public accountant, which third accountant shall settle the claim in question. In such event, each party must select its accountant within 10 days after the end of the 20 day period described above, and if any party shall fail to select an accountant within such 10 day period, the accountant selected by the other party shall select another internationally recognized certified public accountant, and such two accountants shall select the third accountant. The accountant settling a dispute shall be required to submit its decision within 30 days of appointment, which decision shall be final and binding on both Buyer and Seller. The reasonable fees of all of the accountant(s) shall be borne by the non-prevailing party.

          (f) The sum of the balances of Receivables, Inventory and other Miscellaneous Assets as finally determined in accordance with Section 5.03(d) or
(e) is referred to herein as the "Actual Specified Asset Balance."

          (g) If the Actual Specified Asset Balance is:

              (i) less than the Estimated Specified Asset Balance, Seller shall deliver to Buyer in immediately available funds the amount of such deficiency (together with interest thereon from the Closing Date through the date of payment) computed at the prime rate as announced by Bankers Trust Company as of the Closing Date within three business days after the date on which the Actual Specified Asset Balance is finally determined pursuant to paragraphs 5.03(d) and (e) above; and

              (ii) greater than the Estimated Specified Asset Balance, Buyer shall deliver to Seller in immediately available funds the amount of such excess (together with interest thereon from the Closing Date through the date of payment) computed at the prime rate announced by Bankers Trust Company as of the Closing Date within three business days after the date on which the Actual Specified Asset Balance is finally determined pursuant to paragraphs 5.03(d) and (e) above.

          (h) Except as provided in this Section 5.03, Schedule 5.03(c) and
Section 14.01, Seller shall have no responsibility to refund the amount paid for any Receivable purchased hereunder due solely to the uncollectibility of such Receivable, and Buyer agrees that it shall bear the risk of collecting the Receivables from and after April 30, 1996.

          (i) Notwithstanding anything to the contrary contained herein or in
Schedule 5.03(b), attached hereto, neither Buyer nor any of its Affiliates shall be entitled to any inventory adjustment (as defined in Schedule 5.03(b)) unless the aggregate amount of all Inventory Adjustments for the Global Business exceeds $100,000, in which event Seller shall be responsible only for the excess above $100,000.

     5.04 Payment Terms:  The Purchase Price shall be payable in immediately
          -------------
available funds in United States Dollars by wire transfer to an account at a bank or banks to be designated by Seller in writing to Buyer prior to the Closing Date.

     5.05 Allocation:  The Parties have agreed on a schedule, attached hereto as
          ----------
Schedule 5.05, to allocate the Purchase Price among the various categories of Business Assets and other rights to be transferred to or otherwise acquired by Buyer pursuant to this Agreement. The allocation as provided in Schedule 5.05 shall be used by the Parties in reporting the transactions contemplated by this Agreement for all tax purposes, including as required by Section 1060 of the Code. Neither Party shall take any position on any of its tax returns that is inconsistent with such allocation and each Party shall file U.S. Internal Revenue Service Form 8594, and equivalent forms in other countries, if necessary, in a manner consistent with this allocation.

     5.06 Sales, Use, Transfer and Similar Taxes and Charges:  As provided in
          --------------------------------------------------
Section 5.09(f), Seller and Buyer shall be responsible for all sales or use taxes and any transfer, transfer gain, documentation, gross receipts, custom duties, value added and other taxes and charges, as well as all interest and penalties thereon payable because of the action or inaction of Buyer or Buyer's Affiliates, upon or with respect to the sale or transfer of the Global Business Assets by Seller and Seller's Business Affiliates to Buyer and Buyer's Affiliates pursuant to this Agreement and the Foreign Purchase Agreements (provided, however, that such responsibility may be borne by an Affiliate). To the extent that any applicable law or regulation imposes upon Seller or Seller's Business Affiliate the obligation to report or to pay such taxes, charges, interest or penalties, Buyer or its Affiliate shall promptly reimburse Seller or Seller's Business Affiliate therefor upon receipt of Seller's invoice for the amount of such payments which exceed Seller's share of such payments. If the sale or transfer of any or all of the Global Business Assets is exempt from such taxes or charges, Buyer or its Affiliate shall provide Seller or Seller's Business Affiliate with appropriate exemption documents.

     5.07 INTENTIONALLY OMITTED.

     5.08 INTENTIONALLY OMITTED.

     5.09 Miscellaneous Charges:  Concurrent with or when otherwise determined
          ---------------------
after the Closing, the following charges with respect to the transactions contemplated by this Agreement shall be paid, prorated or handled by the Parties, as follows:

          (a)  INTENTIONALLY OMITTED.

          (b)  INTENTIONALLY OMITTED.

          (c)  INTENTIONALLY OMITTED.

          (d) Premiums and other charges for the issuance of an Owner's Title Insurance Policy on the Plants, if any is desired by Buyer, shall be paid by Seller.

          (e) The cost of making a new survey of the Plants and Sales Offices, and preparing a plat thereof, if any is desired by Buyer, shall be paid by Seller.

          (f) Notwithstanding any provision to the contrary in any Foreign Purchase Agreement, Seller and Buyer shall share equally (i) any real property transfer taxes, recording fees, sales and use taxes or similar transactional taxes (other than value-added or similar taxes to the extent fully refundable to Buyer) due upon or with respect to the sale or transfer of the Global Business Assets, and (ii) any costs and expenses of obtaining consents and approvals of governmental authorities or third parties for the sale or transfer of the Global Business Assets (or otherwise for Buyer and its Affiliates to succeed to the rights of Seller and Seller's Business Affiliates with respect thereto), including without limitation, any consents required to be obtained for the sublicenses described in Section 2.08 or any corresponding provision of any Foreign Purchase Agreement. Seller shall not be required to reimburse Buyer or Buyer's Affiliates for (x) any costs or expenses arising out of the failure to obtain any such consents or approvals or (y) any increase in the amounts otherwise payable pursuant to the existing terms of any contract or agreement for which consent or approval is sought (including, for example, any increase in rental or royalty rates, but excluding any one-time payment made to obtain any such consent or approval) or (z) any costs or expenses paid by one of Seller's Business Affiliates which are not previously reimbursed by Buyer's Affiliates. To the extent practicable and except as otherwise provided in this Agreement, Buyer or one of its Affiliates will make the payment of any such taxes, costs and expenses and Seller, upon receipt from Buyer of reasonable documentation concerning the nature and amount of any such taxes, costs and expenses, shall reimburse Buyer for one-half share of the amount of such taxes, costs and expenses. Notwithstanding any provision to the contrary contained in this Section 5.09 or in any corresponding provision in any Foreign Purchase Agreement, Seller and Seller's Business Affiliates will not be obligated to reimburse Buyer or any of Buyer's Affiliates pursuant to this
Section 5.09 for more than $3 million in the aggregate for the costs and expenses of the taxes, fees, consents or approvals of the type described in this
Section 5.09 relating to the transfer of the Global Business Assets.

          (g) Amounts payable to customers or customer groups after April 30, 1996, such as administrative fees to multi-hospital groups and banking and cash rebate programs, shall be paid by Buyer. To the extent such amounts are based on sales of products by the Business prior to April 30, 1996, Seller shall reimburse Buyer for such allocated portion upon receipt of satisfactory documentation as to the allocation and amount paid.

                                   ARTICLE 6

                              SELLER'S WARRANTIES
                              -------------------

     Except as otherwise provided in this Agreement, Seller warrants that as of April 30, 1996 and the Closing Date.

     6.01 Organization; Good Standing:  Seller is a corporation duly organized,
          ---------------------------
validly existing and in good standing under the laws of the State of Delaware and has corporate power to carry on the Business as now being conducted. Each of Seller's Business

Affiliates that is a party to any of the Foreign Purchase Agreements is a corporation duly organized, validly existing and in good standing under the laws of the country of its formation and has the corporate power to carry on the part of the Global Business as it is now being conducted by such Seller's Business Affiliate.

     6.02 No Conflict with Other Instruments or Agreements: Neither the
          ------------------------------------------------
execution, delivery or performance of this Agreement by Seller or the execution, delivery or performance of any Foreign Purchase Agreement by any of Seller's Business Affiliates, nor the consummation of the transactions contemplated by this Agreement by Seller or the consummation of the transactions contemplated by any Foreign Purchase Agreement by any of Seller's Business Affiliates will:

          (a) violate any provision of the Certificate of Incorporation, Bylaws or similar constitutional documents of Seller or Seller's Business Affiliates, or any law, regulation, order, judgment or decree by which Seller or Seller's Business Affiliates or any of the Global Business Assets may be bound; or

          (b) conflict with, result in a breach of the terms and conditions of, or result in the imposition of any lien or other encumbrance on or with respect to any of the Global Business Assets as a result of the provision of, or constitute a default under, any agreement (except with respect to any contract under which a default is caused by the assignment thereof by Seller or Seller's Business Affiliates) to which Seller or any of Seller's

Business Affiliates is a party or by which it or any of the Global Business Assets may be bound.

     6.03 Authorization; Binding Effect;  Seller and each of Seller's Business
          -----------------------------
Affiliates has the corporate power, including all necessary authorization, to execute, deliver and fulfill the provisions of this Agreement and the Foreign Purchase Agreement, as the case may be. This Agreement constitutes a legal, valid and binding agreement of Seller, and the Foreign Purchase Agreements constitute the legal, valid and binding agreement of Seller's Business Affiliates party thereto, enforceable against Seller and such of Seller's Business Affiliates in accordance with their terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, or similar laws affecting the enforcement of creditors' rights generally and rules and laws concerning equitable remedies.

     6.04 Conduct of Business Since December 31, 1994:  Except as may be
          -------------------------------------------
disclosed to Buyer in Disclosure Schedule 6.04, since December 31, 1994, neither Seller nor any of its Affiliates has:

          (a) (i) Except for non-Material transactions, mortgaged, pledged, or subjected to any lien, charge, encumbrance, restriction or any other interest or imperfection of title, any of the Global Business Assets, and (ii) at the Closing none of the Global Business Assets will be subject to any lien, charge, encumbrance, security interest, mortgage, restriction or any other interests or imperfections of title except as provided in Section 6.07 and except for statutory liens for taxes which taxes are not yet due and payable but will be prorated pursuant to Article 5;

          (b) Sold, assigned, scrapped or otherwise disposed of any of the Global Business Assets except in the ordinary course of business;

          (c) Increased the salary or wage rates of Transferred Employees or Foreign Transferred Employees, except increases in the ordinary course of business, or paid any bonus or unusual compensation to Seller's or Seller's Business Affiliates' agents or employees or made any agreements with respect thereto, except in accordance with Seller's or Seller's Business Affiliates' general employment practices or policies;

          (d) Since August 31, 1995, reassigned or transferred to any other business of Seller or its Affiliates any management, senior staff or research and development personnel other than junior personnel who were utilized exclusively in the Global Business;

          (e) Entered into any compromise or settlement of any litigation, proceeding or governmental investigation relating primarily to the Global Business involving an actual or potential economic impact on Seller or Seller's Business Affiliates in excess of $50,000 other than governmental audits for tax purposes done in the ordinary course of business;

          (f) Entered into any transaction in connection with or with respect to the conduct of the Global Business except in the ordinary course of business.

     6.05 Litigation and Investigations:  Except as may be disclosed to
          -----------------------------
Buyer in Disclosure Schedule 6.05 or as may be set forth below in Section 6.06, there is no Material litigation, action, investigation or proceeding pending against Seller or any of Seller's Affiliates as a result of their ownership of the Global Business Assets or operation of the Global Business or against the Global Business Assets for any reason whatsoever; nor has Seller or any of its Affiliates received any written notice from any person or Federal, state, or municipal government, or governmental or regulatory agency threatening to institute same; and the use or operation of the Global Business Assets is not subject to any injunction, order, judgment, writ or decree.

     6.06 Environmental Matters:  Except as may be disclosed to Buyer in
          ---------------------
Disclosure Schedule 6.06 or Schedule 5.02, there are no pending, nor has Seller or any of its Affiliates received any written notice of, claims, suits, proceedings or investigations of a Material nature, affecting the Global Business or the Global Business Assets arising out of or related to (a) property damage, personal injury or other damage as a result of any environmental pollution or (b) any actual or alleged noncompliance with, or liabilities arising under, any administrative or judicial judgments or orders, all common law, and all Federal, state, county or local and foreign environmental statutes, related to air quality, water quality, solid waste management including solid waste disposal, hazardous or toxic substances or protection of health or the environment, including, but not limited to the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. 136 et seq. as amended), the Federal Water Pollution Control Act (33 U.S.C. 1251 et seq. as amended), the Resource Conservation and Recovery Act (42 U.S.C. 6901 et seq. as amended), the Comprehensive Environmental Response Compensation and Liability Act ("CERCLA") (42 U.S.C. 9601 et seq. as amended), the Clean Air Act (42 U.S.C. 7401 et seq. as amended), the Toxic Substances Control Act (15 U.S.C. 2601 et seq. as amended), and any similar state or local laws, rules and regulations ("Environmental Requirements"). Except as so disclosed, Seller has received all Material air, water, waste and other permits and approvals required by Environmental Requirements for the operations at the Plants and is operating in substantial conformance with such permits and approvals. To the best of Seller's and Seller's Business Affiliates' knowledge and belief, Seller and Seller's Business Affiliates kept all records and made all filings required by Environmental Requirements with respect to emissions into the environment (including solids, liquids and gases) and the proper disposal of such materials (including solid waste materials).

     6.07 Title to Real Property:
          ----------------------

          (a) Seller has good, marketable title in fee simple to the Plants, subject, however only to:

               (i)  all matters of record;

               (ii) all matters which an inspection of the Plants would show;

               (iii) all matters which a survey of the Plants would reveal; and

               (iv) all exceptions and reservations to Seller's title in the Land as set forth in Schedule 2.01(a).

          (b) Schedule 2.01(a) lists all owned real property of the Business. None of Seller's Business Affiliates own any real property of the Global Business. There is no physical condition affecting any buildings or improvements located on each such parcel of real property that materially interferes with access to or the continued use of such parcel for its current business purposes. Other than the Business, there are no other businesses operated at Plants located in Glasgow, Delaware except for approximately 50 persons engaged in Seller's Diagnostic Imaging Business.

          (c) Schedule 2.01(b) lists all of the leased real property of the Business and describes each lease with respect thereto. Each such lease is in full force and effect and Seller holds a valid and existing leasehold interest under such lease. Seller has not assigned, conveyed or encumbered any interest in any such lease.

     6.08 Title to Tangible Property:  Seller or one of Seller's Business
          --------------------------
Affiliates has good, clear and marketable title, to the machinery and equipment, office equipment, inventory and other tangible property of the Global Business Assets, excluding the Plants (the "Tangible Property"), free and clear of all liens, mortgages, security interests, easements, restrictions, leases, charges, and encumbrances of any nature; and

          (a) No third party has any option or right of first refusal to purchase all or any part of the Tangible Property; and

          (b) There are no security interests in, encumbrances on or rights, uses, or privileges of others with respect to the Tangible Property except as may be imposed by bulk sales and transfer laws.

     6.09 Contracts and Other Agreements:
          ------------------------------

          (a) Subject to confidentiality restrictions, true and correct copies of the contracts and license agreements to be transferred pursuant to this Agreement or any Foreign Purchase Agreement either have been or will be made available to Buyer for review, at Seller's and Seller's Business Affiliates' present repositories for the same. No other party to any such contract or license agreement has notified Seller or Seller's Business Affiliates that it considers Seller or Seller's Business Affiliates to be in breach thereof, and neither Seller nor Seller's Business Affiliates has knowledge or belief that any other party to any such contract or license agreement is in breach thereof or is contemplating the breach thereof; the foregoing is subject to customer and supplier matters arising in the ordinary course of business and to trade practices generally applicable to the Global Business.

          (b) Seller makes no warranty with regard to the assignability of rights or delegation of duties under such contracts. Subject to confidentiality restrictions, Buyer shall form its own opinion with regard to the enforceability of the commitments by any party thereto therein contained, compliance by the other parties thereto with their undertakings thereunder, assignability and delegation thereof, and ongoing obligations of

Buyer to such other parties after Buyer's assumption of such obligations as set forth herein. For any such contracts that are not transferable by Seller without the consent of another party, it shall be Buyer's responsibility to obtain the necessary consent to succeed to Seller's or Seller's Business Affiliates rights and duties thereunder, the cost of which is to be borne by the parties in accordance with Section 5.09(f). Seller shall provide reasonable assistance to Buyer in Buyer's efforts to obtain such consents.

          (c) Seller makes no warranty with regard to the assignability of rights or delegation of duties under such license agreements. Buyer either has been or will be provided access to copies of such license agreements and shall form its own opinion with regard to such assignability of rights and duties thereunder. For any such license agreements that are not transferable by Seller or Seller's Business Affiliates without the consent of the other party, Seller shall provide reasonable assistance to Buyer in Buyer's effort to obtain the right to use the licensed subject matter. Buyer and Seller shall be responsible for any fees or royalty payments required to obtain such rights as provided in
Section 5.09(f).

          (d) Seller makes no warranty with regard to the assignability of rights or delegation of duties under any agreements or arrangements which relate to the Global Business but are not exclusive to the Global Business (such as agreements to provide transportation services to the Global Business). For any services that will not be provided to Buyer under a separate agreement with Seller, Seller or Seller's Business Affiliates shall provide reasonable assistance to Buyer or its Affiliates in their effort to obtain such services from entities now providing the same to the Global Business. Buyer shall be responsible for all costs associated with obtaining such services.

     6.10 Intellectual Property:
          ---------------------

          (a) Except as may be disclosed to Buyer in Disclosure Schedule 6.10 and as set forth in Section 6.09(c), Seller has good title to, free and clear of all liens, security interests and encumbrances of any kind or nature and has the right to convey all of the Intellectual Property Rights, and neither Seller nor Seller's Business Affiliates has received any written notice of any claim, suit or proceeding contesting the validity, enforceability, use or ownership of any of the Intellectual Property Rights with Seller or Seller's Business Affiliates.

          (b) Except as set forth in Disclosure Schedule 6.10, neither Seller nor Seller's Business Affiliates has received any written notice of any claim, suit or proceeding alleging that the operation or use of the Global Business Assets infringes or misappropriates the Intellectual Property of another party. To Seller's knowledge and the knowledge of Seller's Affiliates, the current conduct of the Global Business does not infringe or otherwise conflict with the Material Intellectual Property of any third party. Neither Seller nor Seller's Business Affiliates has received any notice of infringement or misappropriation by any third party with respect to any Material Intellectual Property Rights.

     6.11 Compliance with Government Regulations; Governmental Consents:
          -------------------------------------------------------------

          (a) Except as otherwise set forth herein or in the Foreign Purchase Agreements, to the best knowledge of Seller and Seller's Business Affiliates, the operations of the Business are in Material compliance with all material applicable laws, regulations and codes of the Federal, state or municipal governments, or other governmental or regulatory bodies having jurisdiction over the Global Business, its facilities or its operations, and neither Seller nor Seller's Business Affiliates has been notified in writing of any noncompliance therewith. Seller or Seller's Business Affiliates have all Material licenses, permits and authorizations necessary to own and operate the Global Business Assets and to operate the Global Business as currently conducted or proposed to be conducted.

          (b) Except for filing and approval requirements under the HSR Act or any other antitrust pre-merger or pre-acquisition requirements, no consent, authorization, or approval of, or exemption by, or filing with, any court or governmental, public, or self-regulatory body of authority, that is Material to the operation of the Global Business, is required in connection with the execution, delivery and performance by the Seller of this Agreement or of any of the instruments or agreements herein referred to, or the taking of any action herein contemplated or the execution, delivery and performance by Seller's Business Affiliates of the Foreign Purchase Agreements or of any of the instruments or agreements therein referred to, or the taking of any action therein contemplated.

     6.12 Brokers or Finders:  Except for using J.P. Morgan as a financial agent
          ------------------
with whom Buyer has been acquainted during the course of the transaction leading up to this Agreement, neither Seller nor Seller's Business Affiliates have incurred an obligation or liability, contingent or otherwise, for broker's or finder's fees with respect to the matters provided for in this Agreement or the Foreign Purchase Agreements.

     6.13 Taxes:
          -----

          (a) No taxes related to the Global Business Assets are in arrears or in Material dispute.

          (b) Seller shall submit to Buyer at Closing, notices that withholding under Section 1445 of the Code is not required and to file such other notices required by Sections 1445 and 897 of the Code and regulations thereunder.

     6.14 Information; Forecasts:  Seller has communicated to Buyer certain data
          ----------------------
and information concerning the Global Business Assets and the Global Business which are described in Schedule 6.14, and has provided Buyer access to certain information collected in Seller's Data Room for the purpose of informing Buyer as to the nature of the Global Business. To the best of Seller's knowledge and belief, other than financial information (except for the financial information in Section 6.19), the historical data and information contained in the communications referenced in Schedule 6.14 are true and correct in all Material respects as of the date issued, it being understood that financial information has been prepared by Seller in accordance with its usual practices (except for the financial information in Section 6.19) and that no warranty is made regarding any statements, forecasts or expectancies as to future financial performance.

     6.15 Labor Contracts:  The Business has no labor contracts or collective
          ---------------
bargaining agreements relating to the Transferred Employees.

     6.16 Receivables:  The accounts receivables constituting Global Business
          -----------
Assets represent transactions made by the Global Business for good and valuable consideration resulting from the bona fide sale of products or performance of services in the ordinary course of the conduct of the Global Business.

     6.17 Inventory:  Seller and Seller's Business Affiliates have and will
          ---------
follow their inventory procedures described in Schedule 5.03(b) in all material respects in determining the quantity and value of the inventory of the type described in Section 2.07.

     6.18 Completeness of Certain Assets:  The Global Business Assets
          ------------------------------
(including, without limitation, Plants, machinery and equipment, office equipment, intellectual property rights and computer software assets being transferred to, or the rights to which are being granted or made available to, Buyer and Buyer's Affiliates as part of the Global Business Assets), include all material items of those categories of the Global Business Assets used by Seller and Seller's Business Affiliates in the operation of the Global Business, subject to any necessary third party consents as described in this Agreement provided, that certain items of the
                                        --------
machinery and equipment are utilized by the Global Business and other businesses of Seller or Seller's Other Medical Products Businesses and may not be transferred to Buyer or Buyer's Affiliates, in which event the services associated with such items shall be made available to Buyer or Buyer's Affiliates in accordance with the terms and conditions of the agreements described in Section 13.03(d) below. Seller represents and warrants that (i) the level and category of services to be provided to the Global Business pursuant to each ancillary agreement are sufficient to operate the Global Business as it is currently conducted in all material respects (taken as whole) and (ii) the price or cost of each service to be provided to the Global Business in such ancillary agreements (before giving effect to any price increases permitted under such agreements) is based on the historical price or cost of such service and (assuming the same levels of activity during the applicable period) are reflected in all material respects in the December 31, 1994 audited income statement and the eight-month period ended August 31, 1995 income statement. The Intellectual Property Rights constitute all of the intellectual property rights used by the Global Business.

     6.19 Financial Statements:  Seller has provided, or prior to Closing will
          --------------------
provide, Buyer with the following financial statements (the "Financial Statements"):

               (i) the unaudited statement of income and the related disclosure of depreciation and capital expenditures of the Global Business for the eight-month period ended August 31, 1995;

               (ii) the audited balance sheet of the Global Business as of December 31, 1994, and the related statement of income and Schedules of capital expenditures and depreciation for the year then ended; and

               (iii) the audited balance sheet of the Global Business as of December 31, 1995, and the related statement of income and Schedules of capital expenditures and depreciation for the year then ended.

Each of the foregoing Financial Statements (including in all cases the notes thereto, if any) presents fairly (or, in the case of the December 31, 1995 audited financial statements, will, when delivered, present fairly) the financial condition and results of operations of the Global Business in accordance with generally accepted accounting principles, consistently applied throughout the periods covered thereby.

     6.20 No Other Representations or Warranties:  Except as otherwise expressly
          --------------------------------------
set forth in this Agreement or the Foreign Purchase Agreements, neither Seller nor any Affiliates, agents or representatives of Seller, has made, or is liable for or bound in any manner by, any warranties of merchantability or fitness for a particular purpose, or any express or implied warranties, guarantees, promises, statements, inducements, representations, or information pertaining to the Global Business Assets, or the Global Business or any part thereof, and without limiting the foregoing, except as expressly set forth in this Agreement or the

Foreign Purchase Agreement, neither Seller nor its Affiliates is liable for or bound by (and neither Buyer nor its Affiliates have not relied upon) any verbal or written statements, representations, or any other information respecting any portion of the Global Business Assets furnished by Seller or any of Seller's Business Affiliate, broker, employee, agent, consultant or other person representing or purportedly representing Seller or its Affiliates.

     6.21 No Warranty of Probable Success: Neither Seller nor its Affiliates
          -------------------------------
makes any warranty regarding the probable success or profitability of the ownership, use or operation of the Global Business Assets after the Closing.

     6.22  All of the representations and warranties of Seller contained in this
Article 6 shall be true and correct on the Closing Date, except to the extent that Seller or one of Seller's Business Affiliates has advised Buyer, or one of its Affiliates, otherwise in writing prior to the Closing.

                                   ARTICLE 7

                              BUYER'S WARRANTIES
                              ------------------

     Buyer warrants that as of April 30, 1996 and the Closing Date.

     7.01 Organization; Good Standing:  Buyer is a corporation duly organized,
          ----------------------------
validly existing and in good standing under the laws of the State of Delaware, and has full corporate power to execute, deliver and perform this Agreement. Each of Buyer's Affiliates that is a party to a Foreign Purchase Agreement is a corporation, duly organized, validly existing and in good standing under the laws of the country of formation and has corporate power to carry on its business as it is now being conducted and proposed to be conducted after the Closing Date. The Buyer of Intellectual Property and Intellectual Property Rights being sold by the Seller in the United States is a United States corporation without any non-United States branches.

     7.02 No Conflict with Other Instruments or Agreements: Neither the
          ------------------------------------------------
execution, delivery or performance of this Agreement by Buyer, nor the consummation of transactions contemplated by this Agreement by Buyer will:

          (a) violate any provision of the Certificate of Incorporation, Bylaws or similar constitutional documents of Buyer or any of Buyer's Affiliates that is a party to a Foreign Purchase Agreement, or any law, regulation, order, judgment or decree by which the Buyer or any such Affiliate may be bound; or

          (b) conflict with, result in a breach of the terms and conditions of, or constitute a default under, any agreement to which Buyer or any of its Affiliates that is a party to a Foreign Purchase Agreement is a party or by which it may be bound.

     7.03 Authorization; Binding Effect:  Buyer and each of its Affiliates that
          -----------------------------
is a party to a Foreign Purchase Agreement has the corporate power, including all necessary authorization, to execute, deliver and fulfill the provisions of this Agreement. This Agreement and the Foreign Purchase Agreements constitutes a legal, valid and binding agreement of Buyer and each of Buyer's Affiliates that is a party to a Foreign Purchase Agreement enforceable against Buyer or such Affiliate (as the case may be) in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, or similar laws affecting the enforcement of creditors' rights generally and rules and laws concerning equitable remedies.

     7.04 Brokers or Finders: Neither Buyer nor its Affiliates has incurred
          ------------------
obligation or liability, contingent or otherwise, for broker's or finder's fees with respect to the matters provided for in this Agreement or the Foreign Purchase Agreements.

     7.05 No Instigation of Investigations:  Buyer and its Affiliates shall not
          --------------------------------
undertake environmental investigatory or remedial action for the sole purpose of triggering Seller's indemnification obligations hereunder or Seller's Business Affiliates indemnification obligations under the Foreign Purchase Agreements, in each case with respect to environmental matters. Buyer and Seller acknowledge that environmental investigations may, from time to time, be warranted in connection with periodic environmental audits or otherwise for purposes of prudent environmental management (consistent with prevailing industry standards) in the course of facility ownership, operation and maintenance and that such investigations may identify matters for which, subject to otherwise applicable limitations, indemnification may be sought hereunder.

                                   ARTICLE 8

                               BUYER'S INDEMNITY
                               -----------------

     Buyer shall indemnify and hold Seller harmless against and in respect from all losses, expenses (including without limitation reasonable attorneys' fees), fines, debts, liabilities and obligations of any nature whatsoever incurred by Seller or Seller's Business Affiliates to the extent that they relate to or arise out of:

     8.01 Assumed Liabilities:  The Assumed Liabilities assumed by Buyer as
          -------------------
required by Section 5.01 or pursuant to the Undertaking of Assumption or any liabilities expressly assumed by any of Buyer's Affiliate pursuant to any Foreign Purchase Agreement.

     8.02 Buyer's Ownership, Use or Operation of the Business Assets:  Buyer's
          ----------------------------------------------------------
and Buyer's Affiliates ownership, use or operation of the Global Business Assets on or after the Closing Date.

     8.03 Breach of Warranty:  Subject to the limitations of Article 17, any
          ------------------
breach of any of the warranties, covenants, guarantees, or nonfulfillment of any agreement on the part of (a) Buyer under this Agreement, and (b) any of Buyer's Affiliates under any Foreign Purchase Agreement.

                                   ARTICLE 9

                               SELLER'S INDEMNITY
                               ------------------

     Subject to the items set forth in Section 5.01 hereof, Seller shall, indemnify and hold Buyer harmless against and in respect from all losses, expenses (including without limitation reasonable attorneys' fees), fines, debts, liabilities and obligations of any nature whatsoever incurred by Buyer or Buyer's Affiliates to the extent they relate to or arise out of:

     9.01 Pre-Closing Ownership, Use or Operation of the Global Business Assets:
          ---------------------------------------------------------------------
Those events which occurred or failed to occur on or before the Closing Date, to the extent (i) not expressly assumed by Buyer hereunder, including, but not limited to, the Excluded Liabilities, and (ii) not expressly assumed by any of Buyer's Affiliates under any Foreign Purchase Agreement.

     9.02 Breach of Warranty:  Subject to the limitations of Article 17, any
          ------------------
breach of any of the warranties, covenants, guarantees or nonfulfillment of any agreement on the part of (a) Seller under this Agreement, and (b) any of Seller's Business Affiliates under any Foreign Purchase Agreement.

     9.03 No Consequential Damages:  Notwithstanding anything to the contrary,
          ------------------------
Seller shall not be responsible for damages in the nature of Buyer's or any of its Affiliates' loss of profits, business loss, or other special incidental or consequential damages (a) arising out of any breach by Seller of the warranty contained in Section 6.06 or (b) relating to or arising out of Seller's obligations under Section 5.02(l).

                                   ARTICLE 10

                                 INTERIM PERIOD
                                 --------------

     Seller and Buyer covenant and agree that between the Effective Date of this Agreement and the Closing Date and after the Closing Date in connection with Section 10.10, 10.13 or 10.14:

     10.01  Due Diligence; Confidentiality:  Buyer, its counsel, accountants and
            ------------------------------
other representatives shall be permitted reasonable access during normal business hours to the Plants, the Leased Premises and Sales Offices and to Seller's books, records, Contracts, commitments and other data at the Plants, the Leased Premises and the Sales Offices directly related to the operation of the Business Assets. It is expected that between the date of this Agreement and either the Closing Date or termination of this Agreement, whichever is first to occur, Seller may give Buyer information that Seller considers confidential. In that event, Buyer shall require that all its representatives granted access to such data shall treat such data and information as confidential in accordance with the Confidentiality Agreement between the Parties, notwithstanding any termination of this Agreement.

     10.02  Operate Business Assets in Ordinary Course:  Except as otherwise
            ------------------------------------------
provided in this Agreement, or otherwise consented to or requested by Buyer in writing, the Global Business shall be operated solely in the ordinary course of business (except as otherwise provided herein or for events beyond Seller's or Seller's Business Affiliates' reasonable control).

     10.03  No Material Change or Material Commitments to Business Assets:
            -------------------------------------------------------------
Except in the ordinary course of business, Seller and Seller's Business Affiliates shall not, without the prior written consent or at the written request of Buyer:

          (a) demolish, remove, alter, enlarge or dispose of the Global Business Assets other than removal of any of the Excluded Assets and assets specifically excluded under the Foreign Purchase Agreements;

          (b) make any capital expenditures or commitments exceeding $250,000 with respect to the Global Business Assets or products made therewith; provided that notwithstanding the foregoing, capital expenditures and analyzer placements will continue to be made in amounts equal to 23 million dollars and 22 million dollars, respectively, for the periods ended December 31, 1995 and December 31, 1996 (and with respect to 1996, prorating such amount based on the number of days elapsed from January 1, 1996 through the Closing) (it being understood that if capital expenditures and analyzer placements of greater than 23 million dollars are made by the Global Business for the period ended December 31, 1995 then Seller shall be entitled to a dollar-for-dollar carry over of such excess, and to the extent that capital expenditures and analyzer placements made by the Global Business prior to April 30, 1996 are less than 23 million dollars (in
1995) and 22 million dollars (for the period ending December 31, 1996, prorating such amount based on the number of days elapsed from January 1, 1996, through April 30, 1996), then Seller shall pay the shortfall to Buyer at Closing or as soon thereafter as finally determined);

          (c) make any Material change in the Plants, the Leased Premises or the operation of the Global Business Assets;

          (d) transfer, reassign or terminate any of its employees working primarily for the Global Business;

          (e) transfer, sell, grant, encumber, license, assign, terminate or let lapse any Material Intellectual Property rights or license agreements; or

          (f) enter into service agreements or warranty agreements on terms which vary materially from those service agreements or warranty agreements entered into during the period from December 31, 1994 to the Effective Date.

     10.04  Efforts to Preserve Relationships and Organization: Except as
            --------------------------------------------------
otherwise provided herein, or consented to or requested by Buyer in writing, Seller shall use its best reasonable efforts to preserve intact its business organization relating to the Global Business Assets, and to preserve the relationship of Material suppliers to the Global Business and Material customers for products manufactured or services rendered by the Global Business; provided,
                                                                       --------
that neither Buyer nor Buyer's Affiliates shall have contact or communication with any suppliers or customers of the Global Business without Seller's prior written consent. Seller reserves the right to collect aggressively any Receivables due prior to the Closing Date.

     10.05  INTENTIONALLY OMITTED.

     10.06  INTENTIONALLY OMITTED.

     10.07  Publicity:  Prior to Closing, any press releases by either Buyer,
            ---------
Seller or an Affiliate of either which pertain to this Agreement or the transaction contemplated hereunder shall be reviewed and approved in writing prior to release by both Parties. Such approval shall not be unreasonably withheld.

     10.08  Transitional Services Agreement:  Under the terms and conditions of
            -------------------------------
the Transitional Services Agreement, Seller and its Affiliates are willing to provide, for the considerations stated therein, certain administrative and support services to Buyer and its Affiliates with regard to the Global Business for a transitional period after April 30, 1996. At least 30 days before Closing, Buyer shall notify Seller as to which services Buyer and its Affiliates elects to receive under the terms of the Transitional Services Agreement.

     10.09  Work Diligently Towards Closing:  Buyer and its Affiliates and
            -------------------------------
Seller and its Business Affiliates shall each use best efforts to work diligently, including obtaining all necessary governmental approvals and filings, towards completing the transaction contemplated by this Agreement on the scheduled Closing Date.

     10.10  Financial Information:  Seller shall furnish or shall cause Seller's
            ---------------------
independent accountants to furnish audited financial statements for the Global Business for the years ended December 31, 1995, 1994 and 1993 in a form meeting the requirements of Regulation S-X of the Securities Act of 1933 (exclusive of cash flow statements) and the consent of Seller's independent accountants to the inclusion of their reports on such financial statements in Buyer's Registration statement and any amendments thereto). Seller shall provide (or cause its independent accountants to provide) audited financial statements for the Global Business for the years ended December 31, 1995 and 1994 on or prior to February 15, 1996; provided that Seller shall use reasonable best efforts to promptly cause the delivery of such audited financial statements as soon as practicable after the execution of this Agreement. Notwithstanding the foregoing, if Seller fails to provide (or cause its independent accountants to provide) audited financial statements for the Global Business for the year ended December 31, 1995 on or prior to February 15, 1996, the Purchase Price hereunder shall be immediately reduced by $5 million (without any other action required on the part of any person) and Seller shall have until March 15, 1996 to deliver such audited financial statements. Seller shall provide (or cause its independent accountants to provide) such audited financial statements for the Global Business for the year ended December 31, 1993 on or prior to August 10, 1996; provided that Seller shall use reasonable best efforts to promptly cause the delivery of such audited financial statements as soon as practicable after the Effective Date. The Parties acknowledge and agree that time is of the essence in the performance of the provisions of this Section 10.10.

     10.11  Leased Real Property.  Seller shall obtain from the landlords under
            --------------------
the leases for the Leased Premises in Newtown, Connecticut and Atlanta, Georgia written agreements substantially to the effect that each such landlord:

          (a) consents to the making of a leasehold mortgage of the tenant's interest under each such lease and shall execute and deliver to the tenant a recordable memorandum of lease in form reasonably acceptable to such landlord;

          (b) waives any landlord's lien or security interest in tenant's personal property in favor of the secured party under any such leasehold mortgage;

          (c) recognizes the rights of the secured party under any such leasehold mortgage to enter upon the Leased Premises (subject to the terms of the lease therefor) for the purpose of protecting or realizing upon the security interest of such secured party in the personal property of such tenant; and

          (d) shall give written notice of any default by the tenant under such lease to the secured party identified in any such leasehold mortgage and provide such secured party with a reasonable opportunity to cure any such default prior to the termination of such lease by landlord.

     In addition, Seller shall obtain estoppel letters and consents to assignment, to the extent required under the leases, each in form and content reasonably acceptable to Seller and Buyer, with respect to the Leased Premises located in Newtown, Connecticut and Atlanta, Georgia, as more particularly described on Schedule 2.01(b).

     10.12  List of Key Employees:  Seller shall cause Bob Brightfelt to prepare
            ---------------------
a list of key management, senior staff or research and development personnel who were utilized primarily in the Global Business as of August 31, 1995.

     10.13   Software License Payments: Seller will not, from and after April
             -------------------------
30, 1996 (including during the period following the

Closing Date), enter into any contractual arrangements regarding the use of the computer software assets described in Section 2.08 that obligate Buyer or any Affiliate to make payments for which Buyer is not permitted to seek reimbursement from Seller under Section 5.09(f) of this Agreement (other than due to the $3 million limitation set forth therein).

     10.14 Cooperation Regarding Minimization of Costs.  Buyer and Seller hereby
           -------------------------------------------
agree to work cooperatively from and after April 30, 1996 (including during the period following the Closing Date) to minimize the costs and expenses of the type to be shared by Buyer and Seller pursuant to Section 5.09(f) that are related to the transfer of computer software assets described in Section 2.08. Furthermore, Buyer and Seller hereby agree to work cooperatively from and after April 30, 1996 (including during the period following the Closing Date) to minimize the costs and expenses that may result from the splitting apart of the Newtown, Connecticut facility between the Business and Centrifuge business (as presented to Seller by Buyer at the March 29, 1996 meeting at Seller's office) in order to reduce or eliminate any adverse economic exposure to Buyer; provided, however, that (x) Seller shall not be required to take any action that would, in any material respect, adversely affect Seller, the Sorvall business or any plans of any buyer of Seller's Sorvall business, and (y) if Buyer and Seller are unable to reduce or eliminate such adverse economic exposure to Buyer on or prior to the Closing Date, Buyer shall nonetheless enter into at the Closing the Additional Agreements relating to the Sorvall business (it being understood that the Parties' execution of such agreements shall not affect the Parties post-Closing obligations set forth in this sentence). Seller also agrees to use reasonable efforts to provide Buyer with reasonable access to the buyer of the Sorvall business (after the acquisition agreement relating to the purchase of such business has been signed) for the purposes of discussing the matters described in the previous sentence.

                                   ARTICLE 11

                            EMPLOYEE BENEFIT MATTERS
                            ------------------------

     11.01  Offer of Employment:  Buyer will offer employment to substantially
            -------------------
all of the employees of Seller assigned to the Business who are employees on the Closing Date. Seller shall provide a schedule to Buyer prior to the Closing Date setting forth such employees, their status and their compensation. Seller shall use all reasonable effort to cause such employees to accept Buyer's offers of employment. For a period of one year after the Closing Date, neither Seller nor its Affiliates shall continue to employ or hire or solicit to hire any employees of the Global Business who were employees of the Global Business on the Closing Date and who were employed by Seller or one of Seller's Business Affiliates during the previous 12 month period in a managerial, senior staff or research capacity. Those employees of Seller who accept such offers of employment effective as of the Closing Date shall be referred to herein as "Transferred Employees." Buyer shall also offer employment to all employees of the Business who as of the Closing Date are on a disability leave or other leave of absence and any employee who accepts such offer on or before the six month anniversary of the commencement of the leave shall also be a Transferred Employee.

     11.02  Compensation and Benefits:  During the three (3) year period
            -------------------------
following the Closing Date, Buyer shall offer compensation, benefits and severance payments to the Transferred Employees substantially equivalent to or greater in value to that each Transferred Employee had with Seller immediately preceding the Closing Date; provided that no provision contained in this Agreement shall limit Buyer's ability to terminate any Transferred Employee. (Compensation shall include base salary or wage rate, variable compensation and long term compensation.) From the Closing Date until no later than December 31, 1996, the Transferred Employees will continue to participate under the welfare benefit plans and in the Savings and Investment Plan maintained by Seller in which they participated immediately prior to the Closing Date. Buyer shall reimburse Seller for costs associated with such participation in accordance with the Transitional Services Agreement. Effective as of January 1, 1997 (or such earlier date as the Transferred Employees begin to participate in Buyer's welfare benefit plans and 401(k) plan), the Transferred Employees shall participate in the welfare benefit plans and 401(k) plan maintained by Buyer which plans shall be substantially equivalent to Seller's welfare plans and Seller's Savings and Investment Plan. Buyer's welfare plans shall waive any pre-existing condition restrictions to the extent necessary to provide immediate coverage thereunder. In order to achieve substantial equivalency for the three
(3) year period
following the Closing Date to the plans in which the Transferred Employees participated immediately preceding the Closing Date, Buyer's pension, benefit and severance plans shall be modified with respect to the Transferred Employees as follows:

          (a) Severance.  During the three (3) year period, the Transferred
              ---------
Employees will be entitled to severance benefits in accordance with the terms and conditions of Seller's severance plan.

          (b) Pension.  Buyer will amend its pension plan to add for the
              -------
Transferred Employees the 1.2% of pay formula set forth in Section IV. A. (2)(b) of Seller's pension plan.

          (c) Medical and Dental.  Buyer will implement a premium equalization
              ------------------
program whereby the cost to the Transferred Employees for medical and dental coverage during the three (3) year period will be equivalent to that which would be charged by Seller for similar coverage during such period and Seller will promptly reimburse Buyer for the cost of the premium equalization program. The cost of the premium equalization program shall equal the difference between the cost charged by Buyer for such coverage with respect to other similarly situated employees of Buyer and the amount paid by the Transferred Employees.

     11.03  Accrued Wages, Salaries and 1996 Variable Compensation:  Seller will
            ------------------------------------------------------
pay to all Transferred Employees wages and salaries and any other compensation (including, without limitation, bonuses or retention bonuses, variable compensation or long term compensation) earned on or prior to the Closing Date and any severance or change of control payments (whether payable prior to or after the Closing) as a result of the transactions contemplated by this Agreement. Seller will pay the Transferred Employees, in accordance with the terms and conditions of its Variable Compensation Plan and Seller's other bonus programs a proportional share of the 1996 Variable Compensation award and a proportional share of the bonus award under such other bonus programs. Such share shall be determined by multiplying the award by a fraction, the numerator of which shall be the number of full months of employment in 1996 with Seller and the denominator of which shall be twelve. Transferred Employees who are entitled to receive an award will receive the prorated award when Seller pays all other awards under such plans.

     11.04  Employment Liabilities:  Except as specifically described herein,
            ----------------------
Seller shall be responsible for all liabilities in connection with claims incurred on or prior to the Closing Date by Transferred Employees under Seller's employee welfare benefit plans (as defined in Section 3(1) of ERISA). Buyer shall be responsible for all liabilities in connection with claims incurred on and after the Closing Date by Transferred Employees under any of Buyer's employee welfare benefit plans (as defined in Section 3(1) of ERISA). For purpose of this Section, a claim shall be considered incurred on the date treatment is rendered or a service performed. Worker's compensation claims of any Transferred Employees shall be the responsibility and liability of Seller if the event giving rise to such claims occurred prior to the Closing Date and shall be the responsibility and liability of Buyer if the event giving rise to the claim occurs after the Closing Date.

     11.05  Employee Benefit Plans - Back Service Credit:  Buyer shall grant
            --------------------------------------------
service credit under Buyer's employee benefit plans equal to the Seller's credited service time for Transferred Employees. Subject to the asset transfer described in Section 11.06, service prior to the Closing Date of a Transferred Employee which is recognized by the Seller's Pension Plan for purposes of participation, vesting, eligibility and benefit accruals shall be recognized by the Buyer's Pension Plan; provided that where such Transferred Employee has retired under the Seller's Pension Plan, the pre-Closing Date service of such Transferred Employee shall not be credited for benefit accrual under the Buyer Pension Plan but shall be counted for purposes of vesting and eligibility for early retirement, or disability retirement benefit under the Buyer's Pension Plan. Service prior to the Closing Date of a Transferred Employee which is recognized by the Seller's Savings Plan shall be recognized as service with the Buyer's Savings Plan. Any service prior to the Closing Date of a Transferred Employee recognized under the medical plan of the Seller for purposes of retiree medical or dental coverage shall be recognized by the corresponding Buyer Plan described in Section 11.09. Service prior to the Closing Date recognized under Seller's vacation policy shall be recognized by the Buyer. Transferred Employees will receive service credit under Buyer's severance pay plan.

     11.06  Defined Benefit Pension Plan:
            -----------------------------

          (a) As soon as practicable, but effective as of the Closing Date, Buyer shall extend coverage to Transferred Employees under a defined benefit pension plan qualified under Section 401(a) of the Code ("Buyer's Pension Plan") substantially equivalent in all material respects to Seller's Pension and Retirement Plan ("Seller's Pension Plan"). Within forty-five (45) days after the receipt of a copy of Buyer's Pension Plan and an opinion of counsel stating that the Buyer's Pension Plan is qualified under Section 401(a) of the Code and that the trust established under the Buyer's Pension Plan is exempt from taxation under Section 501(a) of the Code and a certification from the Buyer that the Plan has in all material respects been administered and operated in a manner such as to preserve such qualification and such exempt status through the date of transfer, or within ten (10) days after the expiration of the thirty
(30) days waiting period prescribed by Section 6058(b) of the Code, whichever is later, Seller shall cause the Trustees of Seller's Pension Plan to transfer to the Buyer's Pension Plan an amount in cash or property acceptable to Buyer equal to the Projected Benefit Obligation ("PBO") as defined in Financial Accounting Standard 87 (FAS 87) of the Transferred Employees determined using a discount rate of seven and one-half percent (7.50%) and funding assumptions based on the 1993 Schedule B Form 5500 for the Seller's Pension Plan. Interest at such rate from the Closing Date to the actual date of the transfer shall be included in the transfer amount. Seller shall calculate the PBO and shall provide Buyer at least thirty (30) days prior to the proposed transfer date with a schedule of the PBO amount and sufficient detail regarding such calculations so as to allow Buyer to make an appropriate review. The PBO shall be determined based on the terms and conditions of Seller's Pension Plan as of the Closing Date, provided that the Company-Paid Survivor Benefit and the incapability retirement benefit as defined in Seller's pension plan shall only be included in determining the PBO to the extent that Buyer preserves such benefits under Buyer's Pension Plan. Buyer shall notify Seller of its intent with respect to these benefits prior to the proposed transfer date.

          (b) In no event will the PBO of the Transferred Employees be less than the amount necessary to satisfy Section 414(l) of the Code and, if necessary, the asset transfer described in (a) will be adjusted upward to an amount which satisfies Section 414(1) of the Code. For the purpose of Section 414(l) of the Code, the liabilities shall be calculated on a termination basis and shall be determined to equal the Accumulated Benefit Obligation ("ABO") using a discount rate determined using a bond immunization strategy similar to the strategy used by Seller in determining its FAS 87 discount rate for pensions. All other assumptions for the purpose of Section 414(l) of the Code are the funding assumptions based on the 1993 Schedule B Form 5500 for Seller's Pension Plan ignoring increases in pay and Social Security.

          (c) In no event shall any amount transferred to the Trustee of Buyer's Pension Plan be used for any purpose other than to provide benefits to eligible employees and in no event shall any amount transferred to the Trustee of Buyer's Pension Plan revert to the Buyer directly or indirectly.

     11.07  Savings Plans:
            -------------

          (a) Effective as of the Closing Date, Buyer shall become a participating employer in Seller's Savings and Investment Plan ("Seller's Saving Plan") and in accordance with Section 11.02 can remain a participating employer until December 31, 1996. Upon cessation of participation in Seller's Savings Plan, Buyer shall extend coverage under a defined contribution plan ("Buyer's Saving Plan") substantially equivalent in all material respects to Seller's Saving Plan and which is qualified under Section 401(a) of the Code.

          (b) To the extent permitted by the Code, the Buyer's Savings Plan will accept a direct transfer of account balances of the Transferred Employees who elect a transfer from the Seller's Savings Plan. The transfers shall be in cash; provided that the Buyer's Savings Plan will accept a transfer of promissory notes or other documentation evidencing loans to Transferred Employees under the Seller's Savings Plan. Upon the transfer of such notes and other documentation, the Buyer's Saving Plan shall assume such loans.

     11.08  Post Retirement Welfare Benefits:  Buyer will provide or establish
            --------------------------------
plans to provide post retirement medical, dental and life insurance benefits substantially equivalent to the post retirement medical, dental and life insurance benefits offered by Seller to those Transferred Employees who retire from Buyer during the three (3) year period following the Closing Date. Seller will reimburse Buyer for all costs and expenses associated with establishing, administering and providing such benefits. Seller will indemnify Buyer for any liabilities arising out of any claim by or through a Transferred Employee that is based upon Buyer not extending post-retirement welfare benefits to any Transferred Employee other than a Transferred Employee who retires from Buyer during the three (3) year period following the Closing Date, unless the cause of the claim is the willful misconduct or gross negligence of Buyer. The post retirement welfare benefits for Transferred Employees who retire under the Seller's Pension Plan shall be the responsibility of the Seller, to the extent required under the Seller's plans, provided that Buyer shall provide primary medical and dental coverage to the Transferred Employees while they are actively employed by the Buyer.

     11.09  Vacation:  Buyer shall provide vacation entitlements to the
            --------
Transferred Employees which are substantially equivalent to the vacation entitlements of the Transferred Employees under the vacation policy of Seller. Seller shall permit Transferred Employees to request either a cash out of the unused portion of their 1996 vacation entitlement which is accrued under the Seller's Plan as of the Closing Date ("the 1996 Vacation Liability") or a transfer of the unused 1996 Vacation Liability to Buyer. Upon payment to Buyer by Seller of an amount equal to the unused 1996 Vacation Liability attributable to the Transferred Employees who elected to transfer their unused 1996

Vacation Liability to Buyer, Buyer shall assume the liability for such vacation. Seller shall discharge its liability to Transferred Employees for vacation accrued prior to the Closing Date, by making payments directly to the Transferred Employees.

     11.10  Other Employee Benefits:
            -----------------------

          (a) Buyer shall pay and be responsible for the relocation supplemental living allowance set forth in Schedule 11.10 (a)(1) to Transferred Employees who are entitled to and are receiving such salary supplement at the Closing Date. Such salary supplement shall be made in accordance with the Relocation Policy described in Schedule 11.10(a)(2) and shall continue until such Transferred Employee has received the supplement provided therein or the equivalent thereof.

          (b) As soon as practicable following the Closing Date, Seller shall transfer to Buyer promissory notes or other documents evidencing housing purchase assistance loans of Transferred Employees listed in Schedule 11.10(b). Upon the transfer of such notes, Buyer shall assume such loans.

     11.11  Foreign PBO:
            -----------

          (a) As soon as practical after the Closing Date, Seller shall make a calculation, as of the Closing Date, of the PBO for the Foreign Transferred Employees under each of the defined benefit pension plans in which the Foreign Transferred Employees participate ("Foreign Pension Plans"). The PBO of the Foreign Transferred Employees under each of the Foreign Pension Plans ("Foreign PBO") shall be calculated in accordance with FAS 87 using the actuarial assumptions and factors used to compute the PBO for such plans for purposes of Seller's financial statements (or if no factors or assumptions exist, under factors and assumptions which are reasonable for such country). Seller shall deliver to Buyer a detailed schedule of the Foreign PBO calculation with respect to each Foreign Pension Plan.

          (b) In the event the Foreign PBO amount for the Foreign Pension Plan exceeds the value of the assets transferred, with respect to the Foreign Pension Plan, to Buyer (or its Affiliate), or to a pension plan established by Buyer (or its Affiliate), such excess shall be paid in cash by Seller to Buyer. Such payment shall occur on a date that is mutually agreeable to Seller and Buyer, which shall be no later than 90 days after the Closing Date. The Foreign PBO shall include interest at the discount rate used in the determination of the PBO, calculated from the Closing Date to the date such payment is made to Buyer. With respect to the Foreign Pension Plan in the UK, the excess amount payable by Seller shall be equal to the excess of (i) the PBO determined with respect to the employees of the Global Business in the UK, over (ii) the transfer value of the actual benefits accrued by such persons as of the Closing Date.

                                   ARTICLE 12

                             GOVERNMENTAL CONSENTS
                             ---------------------

     12.01  Governmental Consents:  The sale contemplated by this Agreement is
            ---------------------
conditional upon receipt prior to Closing of the approvals, consents, authorizations and waivers from governmental and other regulatory agencies which are required to consummate the sale contemplated by this Agreement (including the expiration of any applicable premerger notification waiting period.)

     12.02  Efforts:  Each Party shall use its reasonable best efforts to obtain
            --------
all authorizations, consents, orders and approvals of, and to give all notices to and make all filings with, all governmental authorities and other third parties that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to this Agreement, and each Party will cooperate fully with the other Party in promptly seeking to obtain all such authorizations, consents, orders and approvals, giving such notices, and making such filings. Each Party agrees to make an appropriate filing of a notification and report form pursuant to the HSR Act with respect to the transactions contemplated hereby within five business days of the Effective Date and to supply promptly any additional information and documentary material that may be requested pursuant to the HSR Act. The Parties acknowledge that time shall be of the essence in this Agreement and agree not to take any action that will have the effect of unreasonably delaying, impairing or impeding the receipt of any required authorizations, consents, orders or approvals.

     12.03  Buyer's Undertakings:  Without limiting the generality of Buyer's
            --------------------
undertakings pursuant to Section 12.01, Buyer shall:

          (a) use its reasonable best efforts to prevent the entry in a judicial or administrative proceeding brought under any antitrust law by any governmental authority with jurisdiction over the enforcement of any applicable antitrust laws ("Government Antitrust Authority") or any other party of any permanent or preliminary injunction or other order that would make consummation of the acquisition of the Business Assets in accordance with the terms of this Agreement unlawful or that would prevent or delay such consummation, including, without limitation, (i) defending against any motion for a preliminary injunction (with the full participation and cooperation of Seller pursuant to Section 12.02), and (ii) in the event that such a preliminary injunction is initiated by a Government Antitrust Authority, proposing, negotiating, and agreeing to accept arrangements for holding separate particular assets or categories of assets among the Business Assets, or among the assets of the Buyer or any of its Affiliates.

          (b) take promptly, in the event that a preliminary injunction has been issued in such a proceeding, any and all steps reasonably necessary to vacate, modify or suspend such preliminary injunction so as to permit such consummation on a schedule as close as reasonably possible to that contemplated by this Agreement, including, without limitation, the posting of a bond or, in the event that such a preliminary injunction is obtained by a Government Antitrust Authority, proposing, negotiating, and agreeing to accept arrangements for holding separate or disposing of particular assets or categories of assets among the Business Assets or among the assets of the Buyer or any of its Affiliates.

     12.04 Foreign Transfers.
           -----------------

          (a) In the event that any transfer of the non-U.S. Global Business Assets cannot be consummated at or before the Closing as a result of the failure to receive governmental consents, approvals, authorizations or waivers required for the transfer of non-U.S. Global Business Assets (including any assets which would have been non-U.S. Global Business Assets had any such consent, approval, authorization or waiver been obtained), the non-U.S. Global Business Assets so affected shall not be sold, assigned, transferred, conveyed or delivered at Closing, but instead shall be covered by the provisions of this Section 12.04 and the corresponding provisions of the Foreign Purchase Agreements.

          (b) From and after the Closing, except as set forth in this Section 12.04(b) and the corresponding provisions of the Foreign Purchase Agreements,
(i) Seller or Seller's Business Affiliates shall cause the non-U.S. Global Business Assets which cannot be conveyed for any of the reasons described in
Section 12.04(a) and the corresponding provisions of the Foreign Purchase Agreements, to be held as Buyer's or Buyer's Affiliates' nominee, and (ii) in such capacity as Buyer's or Buyer's Affiliates' nominee, Seller or Seller's Business Affiliates shall cause to be operated that portion of the Global Business with respect to such non-U.S. Global Business Assets until such non-U.S. Global Business Assets can be conveyed. Seller or Seller's Business Affiliates shall hold such non-U.S. Global Business Assets for the benefit of Buyer or Buyer's Affiliates and shall cause such properties to be managed and operated for the account and benefit of Buyer or Buyer's Affiliates. Buyer and Seller shall promptly use all reasonable efforts to resolve all impediments to transfer of the non-U.S. Global Business Assets, and will cooperate for this purpose and, if the relevant impediment is common to both Buyer and Seller, shall share all costs and expenses in connection therewith in accordance with Section 5.09(f). Upon resolving the impediment to transfer of such non-U.S. Global Business Assets, Seller or Seller's Business Affiliates and Buyer or its Affiliates shall promptly consummate, the transactions contemplated in this Agreement or the relevant Foreign Purchase Agreement with respect to such non-U.S. Global Business Assets, without the payment of any additional monies under this Agreement or any Foreign Purchase Agreement.

                                  ARTICLE 13

                                    CLOSING
                                  -----------

     13.01  Place and Date of Closing:  The closing of the transaction
            -------------------------
contemplated by this Agreement (the "Closing") shall take place at the offices of Kirkland & Ellis in New York, New York, at 10:00 am local time on May 7, 1996, or on the fifth business day following the fulfillment of the conditions stated in Article 16 of this Agreement, whichever shall later occur.

     13.02  Buyer Deliverables at Closing:  At the Closing, Buyer shall:
            -----------------------------

          (a) Pay to Seller by wire transfer in immediately available funds in Seller's favor the Purchase Price.

          (b) Deliver to Seller a certificate of a duly authorized officer of Buyer confirming the accuracy on the Closing Date of the warranties of Buyer contained herein.

          (c) Deliver to Seller a legal opinion of Buyer's legal counsel in form reasonably satisfactory to Seller's legal counsel.

          (d) Execute and deliver (or Buyer's Affiliates will execute and deliver, as appropriate) the Undertaking of Assumption, and the Grantback License described in the Intellectual Property Rights Agreement and the Additional Agreements listed in Schedule 13.02(d).

     13.03  Seller Deliverables At Closing:  At the Closing, Seller shall:
            ------------------------------

          (a) Deliver to Buyer a certificate of a duly authorized officer of Seller confirming the accuracy on the Closing Date of the warranties of Seller contained herein.

          (b) Deliver to Buyer a legal opinion of Seller's legal counsel in form reasonably satisfactory to Buyer's legal counsel.

          (c) Execute and deliver a mutually acceptable general corporate warranty deed transferring fee simple marketable title in and to the Plants to Buyer.

          (d) Execute and deliver (or Seller's Business Affiliates will execute and deliver, as appropriate) such assignments, bills of sale, endorsements, notices, consents, assurances and such other instruments of conveyance and transfer as counsel for Buyer shall reasonably request and as shall be effective to vest in Buyer good and marketable title to all of the Global Business Assets including, without limitation, the Bill of Sale containing the conveyance provisions identical to Article 2 hereof, the Assignment of Patents, Trademarks and Copyrights, the Intellectual Property License Agreement and associated licenses described therein, the Transitional Services Agreement and the Additional Agreements listed on Schedule 13.03(d). Simultaneously with the delivery of such Bill of Sale, Seller shall take all such steps as may be necessary to put Buyer in actual possession and control of the Business Assets.

     13.04  Other Agreements:  Completion of the process prior to Closing as to
            ----------------
the valuation of the Inventory and the Miscellaneous Assets shall not be a condition precedent to either Party's obligation to Close. If the process on either or both such matters is not completed by the Closing Date, the Closing shall take place notwithstanding the failure to complete the process. The consideration for such assets to the extent agreed upon shall be payable at Closing in accordance with the provisions of Section 13.02(a) above.

                                   ARTICLE 14

                                  POST CLOSING
                                  ------------

  Seller and Buyer agree that after the Closing Date:

  14.01  Receivables:  In the event a payment is made to Seller or any of
         -----------
Seller's Business Affiliates of any accounts receivables constituting Global Business Assets transferred to Buyer or an Affiliate arising out of any transaction occurring on or before the Closing Date, Seller or such Business Affiliate shall promptly forward to Buyer or Buyer's Affiliate the amount of such accounts receivable constituting Global Business Assets. With respect to any accounts receivables constituting Global Business Assets transferred to Buyer which have been commingled with accounts receivable of any of Seller's or Seller's Business Affiliates' other businesses (the "Commingled Receivables"), Buyer or its Affiliates shall have the right to collect any such Commingled Receivables from and after the Closing Date. Buyer or its Affiliate shall promptly account for any portion of such Commingled Receivables which do not relate to the Global Business and promptly remit any such amounts to the Seller or Seller's Business Affiliates, or at Seller's written direction, to any purchaser of Seller's Other Medical Products Businesses. At Buyer's request, Seller or Seller's Business Affiliates shall use reasonable efforts to assist Buyer or its Affiliates in the collection of any Commingled Receivables.

  14.02  Delivery of Business Records:  As soon after the Closing as is
         ----------------------------
reasonably practicable, Seller shall cause the Business Records to be delivered to Buyer.

  14.03  Delivery of Transferred Employee Records:  Seller shall deliver to
         ----------------------------------------
Buyer all personnel records, including medical files deemed appropriate by Seller, on the Transferred Employees who consent to such delivery in the event such consent is necessary under applicable law, as evidenced by a consent form delivered to Seller by Buyer in form reasonably satisfactory to Seller.

  14.04  Buyer Cooperation with Seller's Disposal of Product and Seller's
         ----------------------------------------------------------------
Warranty Obligations:  After the Closing Date:
- --------------------

       (a) Buyer shall cooperate on Seller's behalf to sell or resell any rejected or returned finished products which have been sold, shipped or set aside for a customer of the Business on or prior to the Closing Date.

  14.05  Access to Records:
         -----------------

       (a) From time to time, upon request by Seller (subject to any applicable confidentiality restrictions), Buyer shall permit Seller reasonable access to the books and records delivered to Buyer in accordance with Section 14.02 for Seller's business purposes, provided Buyer shall not be required to retain such books and records for a period of more than seven years from the Closing Date or such longer period as may be required by applicable law; provided, however, that laboratory notebooks which relate to transferred Intellectual Property shall be retained and made available to Seller upon request for a period of 20 years following Closing.

       (b) From time to time for a period of twenty (20) years following Closing, upon request by Buyer (subject to any applicable confidentiality restrictions), Seller shall permit Buyer reasonable access to laboratory notebooks retained by Seller which relate to the licensed Intellectual Property Rights.

  14.06  Cooperation in Litigation:  After Closing, each Party shall reasonably
         -------------------------
cooperate with the other Party and the other Party's attorneys in the defense or prosecution of any litigation or proceeding instituted against or by the other Party or its

Affiliates pertaining to the Global Business Assets or the Global Business, excluding, however, any litigation between the Parties (including their Affiliates). Such cooperation shall include (subject to any applicable confidentiality restrictions), but not be limited to, conferring with the other Party's attorneys or experts at their offices during normal business hours at mutually convenient times and making available to the other Party's attorneys documents or copies of documents specific to Global Business Assets or the Global Business, and such cooperation shall include giving testimony voluntarily. Such cooperation shall not require the cooperating party to be joined as a party in any such litigation. Each Party further agrees that it shall not voluntarily disclose to any third party without the other Party's consent any information or documents received by it heretofore or hereafter from the other Party's attorneys in connection with the defense or prosecution of any litigation or proceedings. The other Party shall pay the out-of-pocket expenses of the cooperating Party and its Affiliates and those expenses of the cooperating Party's and its Affiliates employees and agents reasonably incurred in connection with providing such cooperation (to the extent not otherwise reimbursed under a Foreign Purchase Agreement) but shall not be responsible for paying any fees or for reimbursing the cooperating Party and its Affiliates for the salaries or costs of fringe benefits or other similar expenses of the cooperating Party's and its Affiliates' employees and agents in connection with time spent providing such cooperation to the other Party.

  14.07  Non Competition:
         ---------------

       (a) For a period of three years from Closing, neither Seller nor any of its Affiliates will directly or indirectly engage in the manufacture, sale or service of In-Vitro Diagnostics analyzers, reagents or related consumables, in any part of the world.

       (b) The provisions of paragraph (a) above shall not prevent or exclude Seller or its Affiliates from the manufacture, sale or service of such analyzers and reagents for other than In-Vitro Diagnostics and in no event shall such provisions prevent or exclude Seller or its Affiliates from the manufacture, sale or service of products for or sale to:

                 (i) environmental detection, e.g. organisms, monitoring and remediation;

                (ii) the production, transformation, treatment or degradation of chemicals and feedstocks by bioprocesses;

               (iii) a third party if such third party (in all cases such third party not being an Affiliate of Seller) utilizes such products as raw materials or components in the manufacture of such analyzers which would constitute a contravention of paragraph (a) above if such analyzers were manufactured, sold or serviced by Seller;

                (iv) food testing and industrial microbiology; or

                 (v) Seller or its Affiliates.

       (c) The provisions of paragraph (a) above shall not apply to the activities of Seller's Other Medical Products Businesses to the extent (but only to such extent) they are engaged in such businesses as of the Effective Date of this Agreement; provided that the provisions of paragraph (a) shall apply to Seller's Diagnostics Imaging business, but solely as paragraph (a) relates to the provision of service to the IVD market. Seller shall cause any purchaser, transferee or other successor to Seller's and Seller's Affiliates' Diagnostics Imaging Business to be bound to the noncompetition provisions of this Section 14.07.

          (d) Seller acknowledges and agrees that the restrictions contained in this Section 14.07 are fair and reasonable and necessary to accomplish the full transfer of the technology and other intangible assets contemplated hereby and the Foreign Purchase Agreements. If, at the time of enforcement of any provision of this Section 14.07, a court or other tribunal shall hold that the restrictions therein are unreasonable or unenforceable under circumstances then existing, the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area.

          (e) The Parties agree that in the event of any breach by Seller or its Affiliates of any of the provisions of this Section 14.07, money damages would be inadequate and Buyer would have no adequate remedy at law.
Accordingly, notwithstanding anything to the contrary contained in this Agreement, the Parties agree that Buyer shall have the right, in addition to any other rights and the obligations under this Section 14.07, to seek an adequate remedy for such breach, not only by an action for damages but also by an action or actions for specific performance, injunction and/or other equitable relief in order to enforce or prevent any violations (whether anticipatory, continuing or future) of the provisions of this Section
14.07 without posting a bond.

          14.08  Removal of Seller's Name from Real Property:  Not later than 30
                 -------------------------------------------
days after the Closing Date, Buyer shall remove Seller's name from the exterior of the Plants and the Leased Premises. In the event Buyer fails to remove Seller's name within the 30 day period, Buyer hereby grants Seller the right of access to said property, during normal business hours to remove Seller's name from the exterior of the Plants and Leased Premises.

          14.09  Use of Current Supplies:  Buyer will have after the Closing in
                 -----------------------
Inventory a quantity of work-in-process, preprinted stationery, packaging material and other supplies (including all Inventory acquired by Buyer) which bear the DuPont name and logo. For a period of two years from the Closing Date (provided that for any analyzers which constitute Inventory which are currently placed or placed within six months of the Closing Date, such license shall be for the life of such analyzer), and solely with respect to any Inventory acquired by Buyer pursuant to this Agreement, Seller hereby grants to Buyer a paid-up license, to remain in effect until the exhaustion of such Inventory in the ordinary course of business (not to exceed two years, or, in the case of any analyzer Inventory which is currently placed or placed within six months of the Closing Date, for the life of such analyzer), to use any trademarks, trade names, trade dress, copyright or other proprietary rights of Seller associated with such Inventory. Such license shall be in addition to other licenses granted hereunder or under the other documents in accordance with the terms of this Agreement. Buyer shall not be entitled to use the DuPont name and/or logo except as provided in this Section
14.09 or elsewhere in the Acquisition Documents.

          14.10  Disclosure of Information:  It is understood that Seller and
                 -------------------------
its Affiliates may have confidential information concerning the Global Business which, if known to competitors thereof, would damage the Global Business. Seller agrees that for a period of five years after the Closing Date, neither Seller nor its Affiliates will divulge or appropriate for its own use, or for the use of any third party, any secret or confidential information or knowledge obtained by Seller or its Affiliates concerning the Global Business, including, but not limited to, information pertaining to methods, processes, designs, equipment, catalogs, customer lists and operating procedures. This obligation of secrecy shall not apply to information which:

               (a) is or becomes part of the public domain other than through breach of this Agreement or through fault of Seller (or any Affiliate of Seller),

               (b) is or becomes available to Seller or its Affiliates from an unaffiliated source which source has no obligation of secrecy to Buyer or its Affiliates,

               (c) is required to be disclosed (but only to the extent so required) by law or governmental order,

               (d) is used as of the Closing Date, in connection with another business of Seller or its Affiliates (but only to the extent such information continues to be used in such other business), or

               (e)  the Parties mutually agree to disclose.

          14.11  Rights of First Offer:
                 ---------------------

               (a) Seller will use reasonable best efforts to notify Buyer in writing of any proposed sale, assignment or licensing of IVD Rights by Seller or any of its Affiliates for application in the Business Field. Seller shall negotiate in good faith with Buyer for the acquisition or licensing of such IVD Rights (as the case may be) on terms mutually agreeable to Buyer and Seller. Excluded from the provisions of this section are IVD Rights subject to obligations Seller has in effect with third parties in existence at the time this Agreement is signed. As used in this Section 14.11, "IVD Rights" means Patents and Technical Information possessed by Seller or its Affiliates, whenever acquired, that are applicable to the Business Field.

               (b) Nothing in this Section 14.11 shall be deemed to be a limitation of the rights conveyed to Buyer pursuant to the terms of the Intellectual Property Rights Agreement.

               (c) The provisions of this Section 14.11 shall expire on the third anniversary of the Closing.

          14.12  Sorvall:  Seller will use reasonable best efforts to sell the
                 -------
Sorvall business to a purchaser who is capable of performing Seller's obligations under the proposed manufacturing agreement with the Sorvall business (such determination to be made based upon, among other things, the purchaser's financial profile, including capital structure, and commitment to the Sorvall business). Prior to the consummation of any sale of all or substantially all of the assets of Seller's Sorvall Centrifuge Business to a competitor of Buyer in the IVD market, Seller shall provide Buyer with a written notice detailing the identity of the proposed buyer and the terms of the proposed sale (including, without limitation, a description of the price, assets to be acquired, any liabilities to be assumed, any closing contingencies and any transition service arrangements). Within 5 days following receipt of such written notice, Buyer may deliver a written notice to Seller electing to purchase Seller's Sorvall Centrifuge Business on the terms specified in Seller's written notice to Buyer.

          14.13  Pre-Closing 1996 Financial Statements:  The Parties will
                 -------------------------------------
cooperate in the production of unaudited financial statements for the Global Business covering the period from January 1, 1996 through April 30, 1996 for purposes of assisting Buyer with its planned registration statement.

          14.14  Nonassignable Contracts, etc.:  If any consent or waiver of a
                 -----------------------------
third party or governmental agency necessary for the transfer and assignment of any contract, license, permit or other agreement to Buyer hereunder or to Buyer's Affiliates under a Foreign Purchase Agreement is not obtained or if such assignment is not permitted irrespective of consent and the Closing is consummated, Seller and Seller's Business Affiliate shall continue to cooperate with Buyer and its Affiliates to obtain such consents and waivers and shall cooperate with Buyer and its Affiliates (in a mutually agreeable arrangement designed to provide Buyer with) the rights and benefits (subject to the obligations) under such contracts, licenses, permits and other agreements.

          14.15 Certain Credits:  Buyer shall have a $5 million credit as of the
                ---------------
Closing Date, which credit may be used by the Buyer and its Affiliates to offset any amounts owed from time to time by any such persons to Seller or its Affiliates under the Transitional Services Agreement for services to be provided in the United States; provided, however, that such credit shall be applied ratably (on a monthly basis) over the one-year period following the Closing Date (it being understood that any portion of the credit not used during any month shall be carried forward and may be used, in whole or part, in any of the succeeding months including any months following the end of such one-year period).

                                   ARTICLE 15

                                 BULK SALES ACT
                                 --------------

          Buyer hereby waives compliance by Seller with the requirements of any and all laws relating to bulk sales and transfers; and as consideration for such waiver by Buyer, Seller agrees to indemnify Buyer for any loss to Buyer resulting from any claim by any creditors of Seller under any such law.

                                 ARTICLE 16

                    RIGHT OF TERMINATION; DISPUTE SETTLEMENT
                    ----------------------------------------

          16.01  Termination:  The Parties recognize the potential damage to the
                 -----------
Business from a failure to Close or a delay in Closing. Therefore, the conditions precedent to Closing are limited as follows:

               (a) If the Closing does not occur on or before April 30, 1996, because of either:

                    (i) a failure to obtain necessary governmental consents as specified in Article 12 above, or

                    (ii) the transactions contemplated by this Agreement having been enjoined by an administrative or judicial proceeding with proper authority to issue such injunction,

then in such event either Party shall have the right to terminate this Agreement without liability to the other, other than for any breach of the confidentiality provisions of Section 10.01; provided, however, by giving five days' notice to the Party delivering the notice of termination, such other Party may (so long as such other Party has been complying with its obligations in Article 12) extend the term of this Agreement for so long as such Party continues to comply with its obligations in Article 12 but in no event shall the term of this Agreement extend beyond June 30, 1996.

               (b) If there has been a material breach of a representation or warranty on the part of one Party (without taking into account, in the case of a breach by Seller, of any disclosures made by Seller to Buyer pursuant to Section 6.22 hereof), or failure to comply in any material respect with any covenant on the part of one Party, then in such event, the other Party to this Agreement shall have the right to terminate this Agreement without liability to the breaching Party, other than for any breach of the confidentiality provisions of Section 10.01.

          (c) If Buyer fails to obtain the financing set forth in the commitment letters delivered to Seller prior to the date hereof, as the same may be extended from time to time by the parties thereto (whether orally or in writing), then in such event, Buyer shall have the right to terminate this Agreement without liability to Seller, other than for any breach of the confidentiality provisions of Section 10.01.

          (d) A failure to satisfy the conditions of either Section 13.02 (other than the payments required by Paragraph 13.02(a)) or 13.03 (other than the items required by Paragraphs 13.03(c) and (d)) shall not be a condition precedent to Closing; the Party adversely affected thereby shall retain all rights available to it but shall otherwise be obligated to proceed with its obligations to Close. If any item required to be delivered by a Party at Closing under this Agreement is not delivered, the other Party shall be entitled to specific performance of the obligation to deliver that item.

          Notwithstanding anything in this Section 16.01 to the contrary, in the event the purchase and sale of the Business as

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

contemplated by this Agreement has not been consummated on or prior to May 31, 1996, Seller shall have the right to terminate this Agreement without liability to Buyer other than for any breach of the confidentiality provisions of Section 10.01; provided, however, that Seller shall not be entitled to terminate this Agreement pursuant to this sentence if Seller's breach of this Agreement has prevented the consummation of such transactions at or prior to such date.

          16.02  Dispute Settlement:
                 ------------------

               (a) The Parties shall attempt in good faith to promptly resolve any dispute arising out of or relating to this Agreement or any Foreign Purchase Agreement by negotiation between executives who have the authority to settle the controversy and who are at a higher level of management than the persons with direct responsibility for administration of this Agreement or any Foreign Purchase Agreement. Either Party may give the other Party written notice of a dispute not resolved by such executives in the normal course of business. If the matter has not been resolved by these persons within two months of a disputing Party's notice, the dispute shall be referred to a more senior executive of the Parties. If the dispute is not resolved within two months from the referral to the more senior executive, either party may initiate mediation or arbitration as provided in the following paragraphs (b) and (c).

               (b) If the dispute has not been resolved by negotiation as provided in paragraph (a) above, the Parties shall endeavor to settle the dispute by mediation under the Center for

Public Resources ("CPR") Model Procedure for Mediation of Business Disputes in effect on the date one Party gave notice of the dispute to the other Party. The neutral third party mediator will be selected from the CPR Panels of Neutrals, with the assistance of CPR, unless the Parties agree otherwise.

          (c) If the dispute has not been resolved by negotiation or by mediation, then upon the written request of either Party, such dispute shall be resolved by binding arbitration conducted in accordance with the Rules of the CPR Institute for Dispute Resolution by a sole arbitrator. To the extent not governed by such rules, such arbitrator shall be directed by the Parties to set a schedule for determination of such dispute that is reasonable under the circumstances. The arbitration will be conducted in New York City. The arbitration will be governed by the United States Arbitration Act, 9 U.S.C.
(S)(S) 1-16 and the Patent Arbitration Act, 35 U.S.C. (S) 294. Judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction.

          (d) In the event the Parties have not resolved a dispute pursuant to Sections 16.02(a) and (b) above, the Parties hereby acknowledge and agree that the mediation shall be deemed in the nature of settlement discussions and that neither the fact that the mediation took place nor any statement or conduct of any participant in such mediation shall be admissible into evidence in any subsequent arbitration or other dispute resolution proceeding involving the Parties or their Affiliates, and any disclosure in any form, including oral, by any person

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

participating in such mediation shall not operate as a waiver of any privilege, including attorney work product or attorney client privilege.

                                   ARTICLE 17

              SURVIVAL, REMEDIES AND PROCEDURE FOR INDEMNIFICATION
              ----------------------------------------------------

          17.01  Period for Taking Action:
                 ------------------------

               (a) All obligations by Seller to indemnify and hold Buyer and its Affiliates harmless for breach of the warranty set forth in Section 6.06 shall terminate five years after the Closing Date.

               (b) No claim shall be brought or any other action instituted against the other Party with respect to the representations, warranties, covenants, agreements and indemnifications contained in this Agreement at any time after the eighteen (18) month anniversary of the Closing Date other than for the indemnifications and warranties specified in Section 17.01(a) and those covenants and agreements for which a different time period is specifically stipulated elsewhere in this Agreement or where the context clearly indicates otherwise. In the event a time period other than said eighteen (18) months is stipulated elsewhere in this Agreement or otherwise indicated in this Agreement, no claim shall be brought or any other action instituted against the other Party with respect to the relevant covenant or agreement or indemnification at any time after the time period stipulated or indicated in this Agreement.

               (c) Any on-going claims, actions or demands commenced prior to expiration of the claim period set forth in Sections 17.01(a) or (b) or specifically stipulated elsewhere in this Agreement shall be pursued to conclusion even if final disposition of such matter occurs after the claim period has elapsed.

          17.02  Notice:  No claim for indemnification may be made with respect
                 ------
to any of the indemnification provisions set forth in Articles 8 and 9 unless notice of such claim for indemnification which satisfies the provisions of
Section 17.07 below or Section 17.08 below with regard to environmental matters is given to the indemnifying party on or before the expiration date for such indemnification provision as set forth in Section 17.01, but the actual costs or expenses related thereto may be incurred or assessed after such expiration date. For the purposes of determining whether an individual claim meets the minimum thresholds for indemnification described in Section 17.02 and Section 17.05, an individual claim for losses, expenses (including without limitation reasonable attorneys' fees), fines, debts, liabilities and obligations specifically described in Section 8.03, Section 9.02 or for Unknown Environmental Liabilities shall include any claims which arise out of or relate to any related facts, events, conditions or circumstances.

          17.03  Claims:  Subject to the limitations set forth in Section 17.04,
                 ------
the indemnification by an indemnifying party under Section 8.03 or Section 9.02 shall be limited to such losses specifically described in such Sections (the "Losses"), which exceed $100,000 on an individual claim for indemnification, and exceed $500,000 in the aggregate for all claims made for indemnification by the indemnified party (the "Indemnifier's Basket"). If the Losses claimed exceed the $500,000 Indemnifier's Basket, the indemnified party shall be entitled to recover all the Losses within the Indemnifier's Basket except for a $250,000 deductible, together with any other Losses claimed thereafter other than individual claims for Losses which do not exceed $100,000.

          17.04  Limit:  Buyer shall not be required to indemnify Seller and its
                 -----
Affiliates pursuant to Section 8.03 and Seller shall not be required to indemnify Buyer and its Affiliates pursuant to Section 9.02 for Losses which exceed $100,000,000, in the aggregate.

          17.05  Not a Release of Other Obligations:
                 ----------------------------------

               (a) Notwithstanding the expiration of any of the indemnification provisions set forth in Section 8.03 or Section 9.02 hereof or the limitations in this Article 17 (other than as provided in Section 17.05(b)), such expiration and limits are not intended to terminate or in any way modify or reduce the obligation of Seller to be responsible for the payment and performance of its obligations relating to Section 9.01 and the obligation of Buyer to be responsible for the payment and performance of its obligations under Sections
8.01 and 8.02.

               (b) Notwithstanding Section 17.05(a) above, Seller shall only be required to indemnify Buyer and its Affiliates for Unknown Environmental Liabilities (as defined below) to the extent (i) such liabilities exceed $100,000 on an individual basis, (ii) such liabilities exceed $250,000 on an aggregate basis (up to an amount equal to $50 million on an aggregate basis), and (iii) Buyer delivers to Seller written notice with respect to an indemnification claim with respect to such liabilities on or prior to the 5th anniversary of the Closing. For purposes of this Section, Unknown Environmental Liabilities shall mean Excluded Liabilities of the type described in Section 5.02(l) but only to the extent such Excluded Liabilities arise out of facts, events or circumstances not known to Seller or its Affiliates on or prior to Closing. Unknown Environmental Liabilities do not include, without limitation, any of the matters described in Schedules 5.02 or 6.06.

          17.06  Affiliate Indemnification:  No limitation on indemnification
                 -------------------------
set forth in a Foreign Purchase Agreement shall limit Buyer's and Seller's indemnification rights otherwise provided for in this Agreement.
Notwithstanding anything to the contrary contained herein, no indemnity shall be made by a Party hereunder to the extent that the indemnified party is compensated by Affiliates of such indemnifying Party.

          17.07  Procedure:  Except with respect to indemnification of
                 ---------
environmental matters, each Party to this Agreement shall give prompt written notice to the other Party under each claim for indemnification hereunder specifying that indemnification is sought pursuant to this Agreement, the amount (to the extent known), nature of and event giving rise to the claim, and of any matter which is likely to give rise to an indemnification claim.

The indemnified Party has the right to control at the expense of the indemnifying Party the defense of any such matter or its settlement, or the indemnified Party may authorize the indemnifying Party to take over the defense of such matter so long as such defense is expeditious. Failure to give timely notice of a matter which may give rise to an indemnification claim shall not affect the rights of the indemnified Party to collect such claims from the indemnifying Party so long as such failure to so notify does not materially adversely affect the indemnifying Party's ability to defend such claim against a third party. No indemnifying Party, in the defense of any claim or litigation, shall, except with the consent of an indemnified Party, which consent shall not be unreasonably withheld or delayed, consent to entry of any judgment or enter into any settlement by which such indemnified Party is to be bound and which judgment or settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified Party of a release from all liability in respect to such claim or litigation. Without Buyer's prior written approval, neither Seller nor any of its Affiliates will consent to entry of any judgment or enter into settlement of any matter relating to Section 9.01 if such entry of judgment or settlement is reasonably likely to have an adverse effect on the Business. Seller will not be required to seek Buyer's approval with respect to matters which are immaterial.

          17.08  Environmental Procedure; Access and Use of Real Property:
                 --------------------------------------------------------

               (a) Each Party shall give prompt written notice to the other Party under each claim for indemnification for environmental matters specifying that indemnification is sought pursuant to this Agreement and the legal and factual basis therefor, the amount (to the extent known), nature of and event giving rise to the claim, and of any matter which is likely to give rise to an indemnification claim.

               (b) With respect to any environmental matter for which Seller acknowledges its responsibility to indemnify Buyer under this Agreement, Seller, subject to Buyer's rights set forth below, shall have control over all negotiations with governmental authorities concerning any environmental measures for such environmental matters. Seller shall also have, subject to Buyer's rights set forth below, control over the remediation of, and resolution of, such environmental matter. Seller shall regularly consult with Buyer and keep Buyer informed as to the status of such environmental matter and shall provide Buyer with copies of all plans, reports, analytical results, letters, and other documents related to such environmental matter (collectively "Environmental Documents"). Seller shall provide Buyer with a reasonable opportunity to comment on drafts of material Environmental Documents and Seller shall reasonably address and incorporate Buyer's comments. Seller shall provide Buyer with notices of material meetings related to such environmental matter, including meetings with governmental

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

authorities, and Buyer shall have the right to attend and participate in such meetings. Seller and Seller's Business Affiliates shall manage such environmental matter in good faith and any activities conducted in connection therewith shall be undertaken promptly and concluded expeditiously using all reasonable efforts, subject to the schedules and approvals required by the applicable governmental authorities. Seller and Seller's Business Affiliates shall comply with all Environmental Requirements, including without limitation all requirements in environmental permits and all applicable financial assurance requirements, with respect to the remediation of or resolution of such environmental matter.

          (c) After Closing, Seller shall have reasonable access to Plants and Leased Premises for environmental remediation work:

               (i) As provided in the real property deeds for the Plants and leases for certain of the Leased Premises, Seller retains a right of access to such property after the Closing for purposes of conducting environmental remediation work. Seller shall, in implementing the work, not unreasonably interfere with Buyer's operations at and use of the property in question. Seller shall coordinate its need to access the Plants and Leased Premises with Buyer's local management, including providing reasonable advance notice. Buyer shall have the right to approve any action proposed by Seller, which in Buyer's reasonable judgment, would have an adverse effect on Buyer's operation of its business.

               (ii) At the conclusion of any environmental remediation project by Seller at the Plants or Leased Premises, Seller shall promptly dispose of and/or decontaminate all rubbish and debris caused by or otherwise associated with such work, and shall promptly remove all equipment, materials and supplies, and shall promptly restore the property in question to its condition immediately prior to the initiation of the work and leave the same ready for ordinary use, taking into account any necessary above-ground fixtures necessary for the work such as ground water monitoring equipment.

               (iii) If Buyer shall take action with regard to portions of the real property that Seller has identified prior to Closing as subject to possible environmental remediation that will materially increase Seller's cost of such remediation or materially constrict Seller's present access to such property, then Buyer shall release Seller from any further obligations for indemnity and remediation hereunder with respect to, and indemnify and hold Seller harmless from, any additional cost and expense of future remediation as a result of such action.

          (d) With respect to Buyer's use of Plants and Leased Premises after Closing:

               (i) If Buyer disposes of real property that Seller has identified prior to Closing as subject to possible environmental remediation, Buyer shall either (1) impose deed restrictions that the site will continue to be used for industrial/commercial purposes, or (2) release Seller from any further obligations for indemnity and remediation hereunder with respect to, and indemnify and hold Seller harmless from, any additional cost and expense of future remediation if such real property is later used for residential purposes above and beyond those costs associated with remediation of property used for industrial/commercial purposes.

          (e)   Buyer acknowledges and agrees that:

                (i) the Land is currently used by Seller for industrial purposes, and

                (ii) Seller's obligations for any environmental measures shall be limited to those measures applicable to property used for industrial/commercial purposes.

          (f) With respect to any environmental matter for which Seller is required to indemnify Buyer under this Agreement, Seller shall have fulfilled its indemnification obligations only if the remediation or resolution of such matter complies with applicable Environmental Requirements, including without limitation, all action levels, cleanup standards and governmental orders or has been granted written "no further action" determinations by all appropriate governmental authorities.

                                  ARTICLE 18

                                 MISCELLANEOUS
                                 -------------

          18.01 Press Release:  Buyer and Seller shall each be at liberty to
                -------------
issue a press release or public announcement following execution of this Agreement with respect to the transaction contemplated by this Agreement with the prior written consent of the other Party, and the Parties shall consult each other in advance on the form and content of such releases or announcements.

          18.02  Fees:  Except as otherwise specifically provided herein, the
                 ----
Parties and their respective Affiliates shall pay their own expenses including attorney's fees, incident to the preparation and performance of this Agreement and the Foreign Purchase Agreements, whether or not the transactions contemplated herein are consummated.

          18.03  Amendments:  This Agreement shall not be amended or modified
                 ----------
except in writing, signed by both Parties.

          18.04  Successors:  This Agreement shall be binding upon and inure to
                 ----------
the benefit of the Parties hereto and their respective successors and assigns, provided neither Party shall assign this Agreement or any rights herein without the other Party's prior consent; provided that Buyer may assign this Agreement or any rights hereunder (i) to any of its Affiliates and (ii) as collateral security to any of Buyer's Financing sources.

          18.05  Merger:  All understandings and agreements heretofore existing
                 ------
between the Parties and their Affiliates regarding the purchase and sale of the Global Business Assets are merged into this Agreement, the Foreign Purchase Agreements, the Acquisition Documents, the Additional Agreements and any other written agreements between the Parties or their Affiliates and the Schedules and Exhibits hereto and thereto, which fully and completely express the agreement of the Parties and their Affiliates with respect to the subject matter covered thereby and were entered into after adequate investigation, neither Party nor its Affiliates relying upon any statement or representation not embodied in this Agreement, the Foreign Purchase Agreements, the Acquisition Documents, the Additional Agreements or the Schedules, or the Exhibits hereto and thereto, made by the other.

          18.06  Non-waiver of Remedy:  The failure of Seller or Buyer to
                 --------------------
insist, in any one or more instances, upon the strict performance of any of the terms, conditions or covenants of this Agreement shall not be construed as a waiver or relinquishment for the future of such term, condition or covenant. A delivery or receipt by Seller or Buyer of any money with knowledge of the breach of any term, condition or covenant of this Agreement, shall not be deemed a waiver of such breach, and no waiver, change, modification or discharge by either Party hereto of any provision in this Agreement shall be deemed to have been made or shall be effective unless expressed in writing and signed by both Seller and Buyer. In addition to the other remedies provided in this Agreement, Seller and Buyer shall be entitled to the restraint by injunction of the violation, or attempted or threatened violation of any of the terms, conditions or covenants of this Agreement, or to a decree compelling performance of any of such term, condition or covenant.

          18.07  Notices:  All notices, consents, requests and approvals, any
                 -------
notice of change in address for the purpose of this Article, and other communications provided for or required herein, shall be deemed validly given, made or served, if in writing, and delivered (a) on the day given if served personally, (b) two days following if sent by telecopy to the facsimile number indicated below with a confirmatory notice by delivery to a nationally-recognized express delivery service with instructions and payment for overnight delivery to the address set forth below; or (c) three days following if sent by U.S. Certified Mail, postage prepaid:

               If to Seller, addressed to:

                    E. I. DU PONT DE NEMOURS AND COMPANY
                    1007 Market Street
                    Wilmington, Delaware  19898
                    Attention:  Corporate Secretary
                         Facsimile Number:  (302) 773-5176

               And if to Buyer, addressed to:

                    DADE CHEMISTRY SYSTEMS INC.
                    1717 Deerfield Road
                    Deerfield, Illinois  60015

          18.08  Governing Law:  This Agreement and the Foreign Purchase
                 -------------
Agreements shall be governed by and construed according to the laws of the United States of America and the State of New York.

          18.09  Schedules and Exhibits:  All Schedules and Exhibits referred to
                 ----------------------
herein are hereby incorporated in this Agreement by reference and have been initialed for identification purposes by representatives of the Parties hereto.

          18.10  Headings:  The various headings used in this Agreement are for
                 --------
convenience only and are not to be used in interpreting the text of the Article in which they appear or to which they relate.

          18.11  Counterparts:  This Agreement may be executed in two or more
                 ------------
counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same instrument.

          18.12  Third Party Beneficiaries:  Nothing herein is intended to or
                 -------------------------
shall be construed as conferring any rights or benefits on any person or entity which is not a party to this Agreement, including, without limitation, the employees or creditors of Seller.

          18.13  Inconsistencies:  In the event of any inconsistency or
                 ---------------
ambiguity between the provisions of this Agreement and any provision contained in any of the Foreign Purchase Agreements, the provisions contained in this Agreement shall control the resolution of any such inconsistency or ambiguity.



                           [INTENTIONALLY LEFT BLANK]

                    IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed the day and year first above written.


                                    E. I. DU PONT DE NEMOURS AND COMPANY



                                    By: /s/ Richard H. Heath
                                        --------------------------------
                                        Richard H. Heath
                                        Attorney-in-Fact


                                    DADE CHEMISTRY SYSTEMS INC.



                                    By: /s/ John P. Connaughton
                                        --------------------------------
                                        John P. Connaughton
                                        Vice President